Exhibit 99.3.1

PRO FORMA VALUATION REPORT

POAGE BANKSHARES, INC.

Ashland, Kentucky

PROPOSED HOLDING COMPANY FOR:

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

Ashland, Kentucky

Dated As Of:

April 1, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

April 1, 2011

Board of Directors

Home Federal Savings and Loan Association

1500 Carter Avenue

Ashland, Kentucky 41101

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below. This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Home Federal Savings and Loan Association (“Home Federal” or the “Association”) adopted a plan of conversion on December 21, 2010. Pursuant to the plan of conversion, the Association will convert from the mutual form of organization to a fully stock form and become a wholly owned subsidiary of Poage Bankshares, Inc. (“Poage Bankshares” or the “Company”) a newly formed Maryland corporation. The Company will own all of the outstanding shares of the Association. Following the completion of the offering, Poage Bankshares will be a savings and loan holding company, and its primary regulator will be the OTS.

Pursuant to the plan of conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders of the Association, Tax-Qualified Plans, Supplemental Eligible Account Holders, and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

At this time, no other activities are contemplated for Poage Bankshares other than the ownership of the Association, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Poage Bankshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

April 1, 2011

Page

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Association, and the other parties engaged by the Association or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing the Appraisal, we have reviewed Poage Bankshares’ and the Association’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Association that has included due diligence related discussions with Home Federal’s management; Crowe Horwath LLP, the Association’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Home Federal’s conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Home Federal operates and have assessed the Association’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions, generally, and analyzed the potential impact of such developments on Home Federal and the industry as a whole; to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Association’s operating characteristics and financial performance as they relate to the pro forma market value of Poage Bankshares. We have reviewed the economy and demographic characteristics of the primary market area in which the Association currently operates. We have compared Home Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Home Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Association and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or

Board of Directors

April 1, 2011

liabilities of the Association. The valuation considers Home Federal only as a going concern and should not be considered as an indication of the Association’s liquidation or control value.

Our appraised value is predicated on a continuation of the current operating environment for the Association and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone. It is our understanding that Home Federal intends to remain an independent institution and there are no current plans for selling control as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of April 1, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $24,000,000 at the midpoint, equal to 2,400,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $20,400,000 and a maximum value of $27,600,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,040,000 at the minimum and 2,760,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $31,740,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,174,000.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Poage Bankshares immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the consolidated financial condition and operations of Poage

Board of Directors

April 1, 2011

Bankshares as of or for the periods ended December 31, 2010, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Poage Bankshares, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Poage Bankshares’ stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

James J. Oren
Director

RP® Financial, LC.

TABLE OF CONTENTS

Home Federal Savings and Loan Association

Ashland, Kentucky

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.1
Balance Sheet Trends		I.2
Income and Expense Trends		I.7
Interest Rate Risk Management		I.10
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Interest Rate Environment		II.3
Market Area Demographics		II.4
Regional/Local Economy		II.6
Major Market Area Employment Sectors		II.8
Unemployment Data and Trends		II.9
Market Area Deposit Characteristics and Trends		II.10
Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.8
Loan Composition		III.12
Credit Risk		III.12
Interest Rate Risk		III.15
Summary		III.15

RP® Financial, LC.

TABLE OF CONTENTS

Home Federal Savings and Loan Association

Ashland, Kentucky

(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.9
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.15
	C.	The Acquisition Market	IV.16
8.	Management		IV.19
9.	Effect of Government Regulation and Regulatory Reform		IV.19
Summary of Adjustments			IV.20
Valuation Approaches			IV.20
1.	Price-to-Earnings (“P/E”)		IV.21
2.	Price-to-Book (“P/B”)		IV.22
3.	Price-to-Assets (“P/A”)		IV.24
Comparison to Recent Offerings			IV.24
Valuation Conclusion			IV.25

RP® Financial, LC.

LIST OF TABLES

Home Federal Savings and Loan Association

Ashland, Kentucky

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.3
1.2	Historical Income Statements	I.8

2.1	Summary Demographic Data	II.5
2.2	Major Market Area Employers	II.7
2.3	Primary Market Area Employment Sectors	II.9
2.4	Market Area Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Inc as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.17
4.3	Market Pricing Comparatives	IV.18
4.4	Valuation Adjustments	IV.20
4.5	Derivation of Core Earnings	IV.22
4.6	Public Market Pricing	IV.23

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Home Federal is a federal mutual savings and loan association headquartered in Ashland, Boyd County, Kentucky. Operating in northeastern Kentucky, the Association maintains one other branch office in Boyd County and four additional branches located in Greenup County and Lawrence County, Kentucky. A map of the Association’s branch offices provided in Exhibit I-1. Home Federal is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the FDIC. At December 31, 2010, Home Federal had $287.7 million in assets, $229.6 million in deposits and total equity of $27.2 million, equal to 9.46% of total assets. Home Federal’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

The Board of Directors of Home Federal adopted a plan of conversion on December 21, 2010. Pursuant to the plan of conversion, the Association will convert from the mutual form of organization to a fully stock form and become a wholly owned subsidiary of Poage Bankshares, Inc. (“Poage Bankshares” or the “Company”) a newly formed Maryland corporation. The Company will own all of the outstanding shares of the Association. Following the completion of the offering, Poage Bankshares will be a savings and loan holding company, and its primary regulator will be the OTS.

At this time, no other activities are contemplated for Poage Bankshares other than the ownership of the Association, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Poage Bankshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Home Federal has been serving the northeastern Kentucky area since its founding in 1889. Following a long history of serving the city of Ashland, the Association began expanding the market area served in the 1960s, and currently serves three counties in Kentucky and one county in Ohio through a six office network. The Association has historically followed a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 2

traditional thrift operating strategy, originating first position mortgage loans secured by 1-4 family properties in the local market area surrounding the office locations. In recent years, the Association has diversified the lending operations to an extent, originating modest amounts of home equity, commercial real estate, commercial business and consumer loans. Growth has been pursued through having a competitive product line of deposit accounts, positioning the Association as a local community bank, and using borrowings for reinvestment in earning assets. The growth in funding and lending resulted in Home Federal reaching an asset base of approximately $300 million as of September 30, 2010 and an equity base of approximately $28 million. The Association’s conservative lending operations, and the corresponding concentration in residential loan products, has limited the level of delinquent loans during the most recent economic recession. In addition, Home Federal’s market area has not experienced the significant reductions in real estate values seen in other markets across the country.

The equity from the stock offering will increase the Association’s liquidity, leverage and growth capacity and the overall financial strength. Home Federal’s higher capital position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The increased equity is expected to reduce funding costs. The Association will also be better positioned to pursue growth and revenue diversification. The projected use of proceeds is highlighted below.

•

The Company. The Company is expected to retain an estimated 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities, along with providing the funds for the employee stock ownership plan purchases. Over time, the funds may be utilized for various corporate purposes.

•

The Association. A majority of the net conversion proceeds will be infused into the Association as tier 1 capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association will become part of general funds, pending deployment into loans and investment securities.

Balance Sheet Trends

Table 1.1 shows the Association’s historical balance sheet data for the most recent five fiscal years and as of December 31, 2010. During this period, Home Federal’s total assets have increased at a 9.0% annual rate, with loans receivable, representing a majority of the asset

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 3

Table 1.1

Home Federal Savings and Loan Association

Historical Balance Sheet Data

	As of September 30,										As of December 31, 2010		9/30/2006- 12/31/2010 Annual Growth Rate

	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$199,871	100.00%	$204,237	100.00%	$231,451	100.00%	$278,988	100.00%	$291,147	100.00%	$287,708	100.00%	8.95%
Loans Receivable (net)	68,489	34.27%	76,573	37.49%	111,650	48.24%	166,904	59.82%	184,059	63.22%	182,258	63.35%	25.90%
Cash and Equivalents	10,016	5.01%	5,477	2.68%	2,300	0.99%	18,815	6.74%	43,333	14.88%	13,309	4.63%	6.92%
Investment Securities	66,328	33.19%	65,217	31.93%	47,350	20.46%	19,724	7.07%	45,234	15.54%	73,108	25.41%	2.32%
Mortgage-Backed Securities	43,779	21.90%	42,540	20.83%	54,317	23.47%	57,960	20.78%	0	0.00%	0	0.00%	-100.00%
FHLB Stock	1,736	0.87%	1,763	0.86%	1,834	0.79%	1,834	0.66%	1,883	0.65%	1,883	0.65%	1.93%
Fixed Assets	1,974	0.99%	4,733	2.32%	5,715	2.47%	6,080	2.18%	6,449	2.22%	6,454	2.24%	32.15%
Other Real Estate Owned	423	0.21%	323	0.16%	113	0.05%	148	0.05%	219	0.08%	207	0.07%	-15.50%
BOLI	5,323	2.66%	5,538	2.71%	5,765	2.49%	6,005	2.15%	6,239	2.14%	6,298	2.19%	4.04%
Other Assets	1,803	0.90%	2,074	1.02%	2,408	1.04%	1,518	0.54%	3,731	1.28%	4,191	1.46%	21.96%
Deposits	$171,648	85.88%	$176,666	86.50%	$179,119	77.39%	$209,698	75.16%	$227,812	78.25%	$229,595	79.80%	7.08%
FHLB Advances	3,514	1.76%	2,510	1.23%	27,149	11.73%	39,368	14.11%	32,205	11.06%	28,526	9.91%	63.68%
Other Liabilities	1,464	0.73%	1,834	0.90%	1,567	0.68%	3,042	1.09%	3,384	1.16%	2,383	0.83%	12.15%
Equity	$23,245	11.63%	$23,227	11.37%	$23,616	10.20%	$26,880	9.63%	$27,746	9.53%	$27,204	9.46%	3.77%
Loans/Deposits		39.90%		43.34%		62.33%		79.59%		80.79%		79.38%
Offices Open	5		5		6		6		6		6

(1)	Ratios are as a percent of ending assets.

Source: Audited financial statements; RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 4

base, increasing at a notably faster rate than assets. Assets increased steadily from fiscal 2006through 2010 as a result of the Association’s efforts to achieve balance sheet growth and leverage the equity base. For the three months ended December 31, 2010, assets declined slightly, as sufficient funds were available for funding the balance sheet. Asset growth has been funded with increasing levels of deposits and borrowings, with borrowings increasing as a percent of total funding liabilities. Equity also has increased since fiscal 2006, reflecting net profits during this period, and reached $27.2 million at December 31, 2010, or 9.46% of assets. A summary of Home Federal’s key operating ratios for the past five years is presented in Exhibit I-3.

The Association’s loan portfolio totaled $182.3 million, or 63.4% of assets at December 31, 2010, an increase from $166.9 million, or 59.8% of assets as of September 30, 2009. From fiscal 2006 through December 31, 2010 Home Federal’s loans/assets ratio increased substantially, reflecting a renewed emphasis on lending operations to provide for higher levels of interest income. The combination of the increase in loans receivable and increased dependence on borrowed funds for funding resulted in the loan/deposit ratio increasing from 39.90% at September 30, 2006 to 79.38% at December 31, 2010.

Home Federal’s loan portfolio reflects the Association’s historical concentration in 1-4 family residential first mortgage lending for portfolio, as these loans comprised 83.08% of total loans as of December 31, 2010. In context with the growth in loans receivable since fiscal 2006 the Association has pursued a modest level of diversification into other loan types, including home equity, construction/land, commercial real estate/multi-family, commercial business and consumer loans. As of December 31, 2010, these other loan categories equaled $32.2 million, or 17.55% of total loans, versus $5.7 million, or 8.30% of total loans as of September 30, 2006. The most significant growth in loans other than 1-4 family residential first mortgage loans consisted of commercial real estate/multi-family loans, which increased by $8.8 million over this time period. Representing a new loan product, the balances of home equity and home equity lines of credit totaled $4.9 million at December 31, 2010 versus a zero balance as of September 30, 2006.

The residential mortgage loan portfolio consists of both fixed and adjustable rate loans based on historical customer demand. Effective in July 2010 the Association initiated a secondary market program focused on reducing the level of originations of fixed-rate residential mortgage loans for portfolio and instead selling fixed rate mortgage originations in the FHLB of Cincinnati “Mortgage Purchase Program”, with servicing retained. The majority of the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 5

Association’s 1-4 family residential first mortgage loans conform to standards set by Freddie Mac. As of December 31, 2010, the Association carried a mortgage servicing right of $100,000 on the balance sheet, reflecting this retained value of the loans sold with servicing retained, which totaled $10.1 million as of that date.

The intent of the Association’s cash and investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Home Federal’s cash operating needs and credit and interest rate risk objectives. Historically, the level of cash and equivalents remained in the range of 1.0% to 7.0% of assets, which was sufficient for daily operational needs. The ratio increased in fiscal 2010 due to a restructuring transaction whereby the portfolio of mortgage-backed securities (“MBS”) were sold for interest rate risk purposes and in order to lock in the market value gain of those securities. As of December 31, 2010 the Association had reinvested those funds into investment securities, and the portfolio of cash and cash equivalents totaled $13.3 million, equal to 4.6% of assets.

The investment securities portfolio, which included U.S. government securities, municipal bonds and mortgage-backed securities (“MBS”) , totaled $73.1 million or 25.4% of assets as of December 31, 2010. The entire portfolio was classified as available-for-sale, with a pre-tax gain of $0.6 million. Historically, the investment securities portfolio also included a substantial investment in MBS, and reached a high of $110.1 million, or 55.09% of assets at September 30, 2006. As noted above, the entire MBS portfolio was sold in June 2010, resulting in a pre-tax gain on sale of $2.3 million. During the fourth quarter of 2010, the Bank reinvested certain of these funds into U.S. government securities, and to a lesser extent, municipal bonds and MBS. The low risk U.S. government securities totaled $39.0 million at December 31, 2010 and consisted primarily of securities with laddered terms of up to 10 years. Beyond these investments, the Association held $32.2 million of municipal bonds that provide tax advantaged income, $2.5 million of MBS and $1.9 million of FHLB stock. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans. Details of the Association’s investment securities portfolio are presented in Exhibit I-4.

The Association owns all six office locations. The headquarters office in Ashland, inclusive of a retail branch operation, is a 12,000 square foot building constructed in 2007, with a net book value of $3.9 million at December 31, 2010. This office, along with investment in the other branch offices (including land, buildings, and furniture, fixtures and equipment), totaled $6.5 million, or 2.2% of assets as of December 31, 2010. This investment in fixed assets

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 6

reduces the level of interest earning assets on the balance sheet. The new headquarters office was constructed in the same block as the previous headquarters office in the city of Ashland.

Reflecting the generally strong asset quality of the Association, the balance of real estate owned (“REO”) was a minimal $207,000 or 0.1% of assets at December 31, 2010. Gaining ownership of these properties allows the Association to dispose of such assets in a manner that is most beneficial to the Association and its financial condition. Such REO reached a high of $423,000 as of September 30, 2006, and has remained relatively modest in balance since that date.

As of December 31, 2010, Home Federal held a balance of bank owned life insurance (“BOLI”), $6.3 million, which reflects growth since the end of fiscal 2006 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Association’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

Over the past five years, Home Federal’s funding needs have been provided by retail deposits, with an increasing trend of supplemental funding provided by borrowings, and retained earnings. Similar to the trend in assets, the balance of the Association’s deposits has increased steadily since 2006, reaching a high of $229.6 million as of December 31, 2010. Based on the increased use of borrowings over the past five years, the proportion of assets funded with deposits has declined from 85.88% at September 30, 2006 to 79.80% at December 31, 2010. The growth in deposits has been achieved through increases in all account types, as the Association offers a competitive community-based product line of retail deposits. The Association maintains a concentration of deposits in core transaction and savings account deposits, which comprised 31.3% of deposits at December 31, 2010, versus 26.3% of total deposits at fiscal year end 2008.

Over the past five years, Home Federal has utilized funding with borrowings to an increasing extent to support the asset size, fund lending operations, and to manage funding costs and interest rate risk. Borrowings reached a high of $32.2 million as of September 30, 2010, and declined to $28.5 million, or 9.9% of assets, at December 31, 2010, as the Bank had adequate funds for liquidity and lending needs. The borrowings had maturities ranging to June 2024. The Association’s utilization of borrowings has been generally limited to fixed rate, fixed maturity characteristics.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 7

The balance of equity increased between fiscal 2006 and December 31, 2010 as the Association recorded profitable operations. Reflecting the combination of this increase in equity and the increase in assets over that time period, the equity-to-assets ratio declined from 11.63% at year end 2006 to 9.46% at December 31, 2010. All of the Association’s equity is tangible, and the Association maintained surpluses relative to all of its regulatory capital requirements at December 31, 2010. The pro forma return on equity (“ROE”) is expected to initially decline given the increased equity position.

Income and Expense Trends

Table 1.2 presents the Association’s income and expense trends over the past five fiscal years and for the 12 months ended December 31, 2010. Home Federal has recorded consistently profitable operations over this time period, ranging from a high of $2.3 million or 0.80% of average assets for the latest 12 month period, to a low of $81,000, or 0.04% of average assets for fiscal 2007. The income statement has been affected by various non-operating income or expense items over the past five years, including such items as gains on the sale of loans and investment securities and expenses related to REO operations and sales. Net interest income and operating expenses represent the primary components of the Association’s income statement. Other revenues for the Association largely are derived from customer service fees and charges on the deposit base and lending operations. The level of loan loss provisions due to the prevailing economic trends has also affected the level of net income in the most recent two fiscal years.

The Association’s net interest income to average assets ratio increased from a low of 1.76% during 2007 to 2.83% for the 12 months ended December 31, 2010, reflecting market trends in interest rates over that time period, along with the impact of the Association’s operating strategies. The net interest income ratio has been supported by the increasing proportion of loans in the earning asset base since fiscal 2006, which has resulted in a more modest decline in interest income through December 31, 2010 in the low rate environment that has existed over the past several years. The Association’s level of interest income is also supported by the relatively modest level of non-accruing loans, which would act to reduce the level of interest income recognized. In the most two recent fiscal years, the low interest rate environment has resulted in a sharp decline in overall interest expense levels, also supporting the net interest income ratio. The Association’s interest rate spreads and yields and costs for the past three years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 8

Table 1.2

Home Federal Savings and Loan Association

Historical Income Statements

	For the Fiscal Year Ended September 30,										12 Mths Ended, 12/31/2010
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$10,250	5.22%	$11,048	5.47%	$11,615	5.47%	$13,342	5.30%	$13,729	4.90%	$13,296	4.69%
Interest Expense	(6,059)	-3.09%	(7,504)	-3.72%	(7,367)	-3.47%	(6,603)	-2.62%	(5,571)	-1.99%	(5,265)	-1.86%

Net Interest Income	$4,191	2.14%	$3,544	1.76%	$4,248	2.00%	$6,739	2.68%	$8,158	2.91%	$8,031	2.83%
Provision for Loan Losses	(7)	0.00%	(116)	-0.06%	(102)	-0.05%	(312)	-0.12%	(650)	-0.23%	(650)	-0.23%

Net Interest Income after Provisions	$4,184	2.13%	$3,428	1.70%	$4,145	1.95%	$6,427	2.55%	$7,508	2.68%	$7,381	2.60%
Other Income	$360	0.18%	$419	0.21%	$456	0.22%	$614	0.24%	$749	0.27%	$732	0.26%
Operating Expense	(4,111)	-2.09%	(3,998)	-1.98%	(4,339)	-2.05%	(5,743)	-2.28%	(7,693)	-2.74%	(7,624)	-2.69%

Net Operating Income	$433	0.22%	($151)	-0.07%	$263	0.12%	$1,298	0.52%	$564	0.20%	$489	0.17%
Gain(Loss) on Sale of REO	($86)	-0.04%	($170)	-0.08%	($59)	-0.03%	($49)	-0.02%	($88)	-0.03%	($107)	-0.04%
Gain(Loss) on Sale of Loans	0	0.00%	0	0.00%	0	0.00%	0	0.00%	93	0.03%	286	0.10%
Gain(Loss) on Sale of Investments	18	0.01%	(3)	0.00%	106	0.05%	476	0.19%	2,269	0.81%	2,269	0.80%

Total Non-Operating Income/(Expense)	($67)	-0.03%	($172)	-0.09%	$46	0.02%	$427	0.17%	$2,274	0.81%	$2,448	0.86%
Net Income Before Tax	$366	0.19%	($323)	-0.16%	$309	0.15%	$1,725	0.69%	$2,838	1.01%	$2,937	1.04%
Income Tax Provision (Benefit)	184	0.09%	404	0.20%	137	0.06%	(265)	-0.11%	(651)	-0.23%	(666)	-0.23%

Net Income (Loss)	$549	0.28%	$81	0.04%	$446	0.21%	$1,460	0.58%	$2,187	0.78%	$2,271	0.80%
Adjusted Earnings
Net Income	$549	0.28%	$81	0.04%	$446	0.21%	$1,460	0.58%	$2,187	0.78%	$2,271	0.80%
Add(Deduct): Net Gain/(Loss) on Sale	67	0.03%	172	0.09%	(46)	-0.02%	(427)	-0.17%	(2,274)	-0.81%	(2,448)	-0.86%
Tax Effect (2)	(23)	-0.01%	(59)	-0.03%	16	0.01%	145	0.06%	773	0.28%	832	0.29%

Adjusted Earnings	$594	0.30%	$194	0.10%	$415	0.20%	$1,178	0.47%	$686	0.24%	$655	0.23%
Expense Coverage Ratio (3)	101.9%		88.7%		97.9%		117.3%		106.0%		105.3%
Efficiency Ratio (4)	90.3%		100.9%		92.2%		78.1%		86.4%		87.0%
Effective Tax Rate (Benefit) (5)	50.3%		-125.0%		44.2%		-15.4%		-22.9%		-22.7%

(1)	Ratios are as a percent of average assets
(2)	Assumes a 34% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses
(4)	Efficiency ratio calculated as op. exp. divided by the sum of net int. inc. before prov. for loan losses plus other income (excluding net gains)
(5)	Based on reported financial statements

Source: Audited financial statements & RP Financial calculations

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 9

Non-interest operating income (“other income”) has trended modestly upward since fiscal 2006 in relation to the growth in assets. The non-interest operating income ratio is dependent upon the level of banking activities, with fees and charges on transaction deposit accounts constituting the primary source of non-interest income for the Association. Home Federal also receives a material level of income from the BOLI investment. The increase shown in Table 1.2 reflects increases in deposit accounts, including core accounts which provide higher levels of fee income. For the 12 months ended December 31, 2010 other income totaled $0.7 million, or 0.26% of average assets.

Operating expenses represent the other major component of the Association’s income statement, ranging from a low of 1.98% of average assets during 2007 to a high of 2.74% of average assets during fiscal 2010. For the 12 months ended December 31, 2010, operating expenses equaled $7.6 million, or 2.69% of average assets. The increase in the dollar amount of operating expenses since 2006 reflects general inflation costs and the overall costs of operations, including the expansion of the various operating departments of the Association, such as the loan department. The Association’s level of operating expenses is indicative of the higher staffing needs associated with the branch office network. Likewise, the higher staffing needs associated with generating and servicing transaction and saving account deposits, which comprise a relatively high percentage of the Association’s deposit composition, have also been a factor. Upward pressure will be placed on the Association’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.

The trends in the net interest income and operating expense ratios since fiscal 2006 have caused the expense coverage ratio (net interest income divided by operating expenses) to fluctuate from a high of 117.3% in fiscal 2009 to a low of 88.7% in fiscal 2007. This ratio was 105.3% for the most recent 12 month period, indicating that net interest income was sufficient to cover the Association’s operating expenses. Similarly, Home Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has varied since fiscal 2006, and was 87.0% during the period ended December 31, 2010, a decline from a high of 100.9% in fiscal 2007. The increasing level of other income has partially assisted in maintaining the efficiency ratio. Going forward, the Association believes the efficiency ratio should improve with continued efforts to control operating expenses and reinvestment of the offering proceeds.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 10

As noted earlier, loan loss provisions increased beginning in fiscal 2009, reflecting the more challenging economic environment, and the desire for improved reserve coverage ratios by the Association. During fiscal years 2009 and 2010, the Association incurred total loan loss provisions of $962,000. The trailing 12 month loan loss provisions of $650,000 through December 31, 2010 allowed for an increase in the allowance for loan losses (“ALLL”) balance to $1.3 million as of that date. Reflecting the Association’s relatively strong asset quality, chargeoffs have been relatively modest over the past five and one-quarter years. As of December 31, 2010, the total ALLLs equaled 78.82% of non-accruing loans, 69.93% of non-performing assets, and 0.70% of net loans receivable. Exhibit I-6 sets forth the Association’s allowance for loan loss activity during the past five years.

Non-operating items have had an increasing impact on the Association’s income statement in the most recent two and one-quarter years and have consisted primarily of gains on the sale of investment securities and loans, and losses on the sale of REO properties. During fiscal year 2010 the Association sold the entire MBS portfolio, recording a gain of $2.3 million. Home Federal has also experienced a modest amount of expense related to the resolution of REO properties in recent years, and recorded gains on the sale of loans totaling $286,000 for the 12 months ended December 31, 2010.

The Association’s income tax status has been impacted by the varying levels of income recorded over the past five and one-quarter years and by the investment in BOLI and municipal bonds. For fiscal years 2006 through 2008, Home Federal recorded tax benefits based on the then-current tax position of the Association. For fiscal years 2009 and 2010 and the 12 months ended December 31, 2010 Home Federal recorded tax expense based on recorded taxable income, which was adjusted for the tax-advantaged income noted above. The effective tax rates for fiscal 2009 and 2010 were 15.4% and 22.9%, respectively, and 22.7% for the 12 months ended December 31, 2010. The Association’s marginal effective statutory tax rate approximates 34%, and this is the rate utilized to calculate the net reinvestment benefit from the offering proceeds.

Interest Rate Risk Management

The Association’s balance sheet is liability-sensitive in the shorter-term and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that prevailed during 2006 and the first half of 2007 in which the yield curve was inverted due to short-term interest rates increasing to levels

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 11

that exceeded the yields earned on longer-term Treasury bonds. Home Federal measures its interest rate risk exposure by use of the OTS Net Portfolio Value (“NPV”) model, which provides an analysis of estimated changes in the Association’s NPV under the assumed instantaneous changes in the U.S. treasury yield curve. Utilizing figures as of December 31, 2010, based on a 2.0% instantaneous and sustained increase in interest rates, the OTS NPV model indicates that the Association’s NPV would decrease by 15% (see Exhibit I-7).

The Association pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Association manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of shorter term and adjustable rate loans. As of December 31, 2010, of the Association’s total loans due after December 31, 2011, ARM loans comprised 32.0% of those loans (see Exhibit I-8). In addition, the recently completed sale of the MBS portfolio was completed in part for interest rate risk management purposes, as these MBS all carried fixed rate terms, and the sale materially improved the overall interest rate risk position of the Association. On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a concentration of deposits in lower cost and less interest rate sensitive transaction and savings accounts and maintaining a base of interest-free equity. Transaction and savings accounts comprised 31.3% of the Association’s deposits at December 31, 2010. The infusion of stock proceeds will serve to further limit the Association’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Association’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Association’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 12

Lending Activities and Strategy

The principal lending activity of Home Federal has been the origination of 1-4 family residential first mortgage loans and, more recently, to a lesser extent, commercial and multi-family real estate loans, consumer loans, consisting primarily of automobile loans, home equity loans and lines of credit, and construction loans. Home Federal has also achieved a level of diversification into commercial business loans and consumer loans. Details of the Association’s loan portfolio composition are shown in Exhibit I-9, while Exhibit I-10 provides details of the Association’s loan portfolio by contractual maturity date.

Residential Real Estate Lending

Home Federal has historically engaged in the origination of first mortgage loans secured by traditional 1-4 family residential owner-occupied property, with such loans retained in portfolio. Beginning in fiscal 2010, the Association began originating and selling long-term fixed rate residential loans in the FHLB of Cincinnati “Mortgage Purchase Program” on a servicing retained basis, primarily for interest rate risk management purposes. Past originations and portfolio balances of adjustable rate residential loans have been somewhat limited due to customer preferences and competitive factors. As of December 31, 2010, residential first mortgage loans equaled $151.4 million, or 82.5% of total loans, with adjustable rate loans totaling 31.4% of total residential first mortgage loans.

Home Federal offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are generally underwritten to secondary market guidelines, primarily Freddie Mac, with most of the 1-4 family mortgage loans secured by residences in the local markets surrounding the branch office locations. ARM loans offered by the Association generally have initial repricing terms of one to five years. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term, with the interest rate based on a margin above the one year U.S treasury constant maturity yield. The ARM loans are subject to a 2% per adjustment period cap and a lifetime interest rate cap of 6% above the initial interest rate of the loan. Fixed rate loans are typically offered with terms of 15 to 30 years, and loan pricing is established by using Freddie Mac secondary market pricing. Residential loans are generated through Association’s in-house lending staff. As a result of the loan sales completed in 2010, the Association maintained a balance of loans serviced for others of $10.1 million as of December 31, 2010. In accordance with Freddie Mac loan underwriting guidelines, most of the Association’s 1-4 family loans are originated with LTV ratios of up to 80%, with private mortgage

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 13

insurance (“PMI”) being required for loans in excess of an 80% LTV ratio. The Association does not offer “interest only”, “negative amortization”, “Alt A”, or subprime loans, all of which are loans with higher risk underwriting characteristics.

Home Equity/2nd Mortgage Loans

Since fiscal 2007, Home Federal has been active in home equity lending, with the focus of such lending conducted in the geographic footprint served by the branches. Home equity loans and lines of credit have been pursued for interest rate risk and yield enhancement benefits. These loans are generally originated with fixed or adjustable rates, and with combined loan-to-value ratios up to 85% on an owner occupied principal residence and up to 80% on a second home, condominium or vacation home. Generally, loan-to-value ratios are limited to 90% of appraised value. Total second mortgage/home equity loans equaled $4.9 million, or 2.7% of the loan portfolio, as of December 31, 2010.

Commercial Real Estate/Multi-Family Lending

As of December 31, 2010, commercial real estate/multi-family loans totaled $11.0 million, or 6.0% of the total loan portfolio, and the balances of these loans have been increasing in recent years. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential of these types of loans. Terms-to-maturity for these loans generally do not exceed 15 years, although exceptions may be made for terms of up to 20 years. Interest rates are generally adjustable based upon the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year or another floating index. The maximum LTVs on commercial real estate and multi-family loans is 80% for owner occupied commercial real estate and one- to four-family residential rental properties and 75% for office or retail non-owner occupied commercial real estate or rental properties with greater than five units. Debt service coverage ratios are generally targeted at 1.25x.

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. The Association will generally require and obtain loan guarantees from financially capable borrowers. The average loan size of the commercial real estate loans is approximately $175,000, with the Association’s typical customer consisting of small- to mid-sized businesses located in the market area served.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 14

Construction/Land Loans

Construction and land loans totaled $4.1 million, or 2.2% of loans outstanding, at December 31, 2010, representing a modest level of lending activity for the Association. As of that date, all construction and land loans were performing, and these types of loans shorten the average duration of the loan portfolio and support asset yields. In terms of construction loans, Home Federal originates loans to individuals for the construction of their own residences (pre-sold properties), which are typically structured as construction/permanent loans. These loans generally have maximum terms of 12 months and rates and terms comparable to 1-4 family residential mortgage loan originations, including maximum LTVs of 80%. Home Federal also originates loans to speculative homebuilders for the construction of single-family residences. Essentially all of the construction loans have interest only payments during the construction phase. To a much lesser extent, the Association may originate construction loans on commercial properties. As of December 31, 2010, construction loans totaled $3.1 million.

Land loans originated by Home Federal are secured by unimproved land for the potential construction of a single family residence. These loans usually have terms of up to 15 years and maximum LTVs of 75%. As of December 31, 2010, land loans equaled $1.0 million.

Commercial Business Lending

Another segment of the commercial lending activities of Home Federal include loans on non-real estate commercial business assets such as business lines of credit, term loans and letters of credit. The Association originates commercial business loans to small- and mid-sized businesses located regionally, including loans to provide working capital and secured by accounts receivable, inventory or property, plant and equipment. As of December 31, 2010, the Association had $3.1 million of commercial business loans in portfolio, equal to 1.7% of total loans. These loans usually have shorter terms and higher interest rates than real estate loans, and are usually variable-rate. Regular lines of credit generally have a maximum term of 12 months, while revolving lines of credit generally have a maximum term of up to seven years. Loan maturities generally vary from one to seven years. Commercial term loans are offered in order to fund longer-term needs of the commercial customers. The maturity on these loans is generally 75% of the expected life of the secured asset, or seven years, whichever is less. The typical business loan customer is similar to the loan customers for commercial real estate loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 15

Consumer Lending

As a full-service community bank, Home Federal also originates a variety of consumer loans, including loans secured by automobiles, recreational vehicles, trucks and personal loans. As of December 31, 2010, consumer loans totaled $9.2 million, or 5.0% of total loans. The Association offers such loans since they tend to have shorter maturities and higher interest rates than mortgage loans. These loans are underwritten and originated by in-house personnel with rates and terms set by the Association’s internal loan policies and competitive factors.

Motor vehicle loans totaled $6.2 million at December 31, 2010, representing 67.1% of total consumer loans. Effective management of the higher credit risk of such lending is achieved through proper underwriting policies and procedures. The remaining portion of the consumer loan portfolio includes personal loans. The Association intends to continue offering these types of loans as a service to retail customers.

Exhibit I-11 provides a summary of the Association’s lending activities over the past two an d one-quarter fiscal years. Lending volume declined in fiscal 2010, from $69.7 million during the 12 months ended September 30, 2009 to $50.6 million during fiscal 2010. Lending volume for the three months ended December 31, 2010 continued with a further decline, to an annualized rate of $43.7 million. Within the specific loan categories, 1-4 family residential first mortgage loan originations totaled $92.1 million for the most recent two fiscal years, or 76.5% of total originations over the two year period. For the most recent three months, 1-4 family residential loans totaled $7.4 million, or 67.7% of total originations. Consumer loan originations equaled $2.4 million, or 21.5% of total originations for the most recent three month period. Over the past two and one-quarter years, no loans were purchased. As discussed earlier, loan sales, consisting of 1-4 family fixed rate loans, totaled $4.7 million for fiscal 2010, and increased to $5.5 million for the three months ended December 31, 2010, indicative of the Association’s intended strategy.

Asset Quality

Home Federal’s lending operations include originations of construction/land, commercial real estate/multi-family, commercial business and consumer loans for portfolio, all of which carry a higher risk profile than traditional 1-4 family mortgage lending. Since fiscal 2008 the Association has experienced a modest decline in asset quality, although essentially all of the non-performing assets (“NPAs”) since fiscal 2006 have been secured by 1-4 family residential first mortgage loans. NPAs, inclusive of accruing loans past due 90 days or more, real estate

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 16

owned (“REO”) and repossessed assets, increased from a low of $0.5 million as of September 30, 2006 to $1.8 million at December 31, 2010. Exhibit I-12 presents a history of NPAs for the Association since 2006.

To track the Association’s asset quality and the adequacy of valuation allowances, Home Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Association establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2010, the Association maintained general and specific reserves of $1.3 million, equal to 0.70% of net loans receivable and 78.82% of non-accruing loans.

Funding Composition and Strategy

Deposits have consistently accounted for the major portion of the Association’s IBL, although over the past five and one-quarter years borrowed funds have increased as the Association has relied on borrowed funds to a greater extent to fund asset growth objectives. At December 31, 2010 deposits equaled $229.6 million, or 89% of total deposits and borrowings, down from 98% at September 30, 2006. Exhibit I-13 sets forth the Association’s deposit composition for the past three years and Exhibit I-14 provides the interest rate and maturity composition of the certificate of deposit (“CD”) portfolio at December 31, 2010. CDs constitute the largest portion of the Association’s deposit base, totaling 68.75% of deposits at December 31, 2010 versus 73.71% of deposits as of September 30, 2008. All types of core deposits, including NOW/demand, money market and savings accounts, increased as a percent of total deposits over the past two and one-quarter fiscal years.

Transaction and savings account deposits equaled $71.7 million, or 31.3% of total deposits at December 31, 2010, versus $47.1 million, or 26.3% of total deposits, at September 30, 2008. The remaining balance of the Association’s deposits consists of CDs, with Home Federal’s current CD composition reflecting a concentration of short-term CDs (maturities of one year or less). As of December 31, 2010, the CD portfolio totaled $157.8 million, and 56.1% of the CDs were scheduled to mature in one year or less. As of December 31, 2010, jumbo CDs (balances exceeding $100,000) amounted to $74.3 million, or 47.1% of total CDs. There were no brokered CDs in portfolio as of December 31, 2010. As noted above, the balances of CDs in

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 17

recent years has been affected by offering rates, which increases the attractiveness of those deposits relative to lower yielding transaction and savings account deposits.

Borrowings have served as an alternative funding source for the Association to facilitate asset growth, management of funding costs and interest rate risk. Home Federal maintained $28.5 million of FHLB advances at December 31, 2010 with a weighted average rate of 2.95%, which included either short-term overnight advances or advances that had fixed interest rates with maturity dates primarily through 2011. Exhibit I-15 provides further detail of the Association’s borrowings activities during the past three years.

Legal Proceedings

The Association is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Association.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA ANALYSIS

Introduction

Established in 1889, Home Federal has traditionally operated pursuant to a strategy of strong community service, and its dedication to being a community-oriented financial institution has supported customer loyalty and recent growth trends. The Association is headquartered in the city of Ashland, Kentucky, located in Boyd County. The Association maintains one other branch office in Boyd County and four additional branches located in Greenup County and Lawrence County, Kentucky. Additional details of the Association’s office facilities are presented in Exhibit II-1. The city of Ashland, containing a population of approximately 21,000, is located in the northeastern portion of Kentucky along the Ohio River.

The majority of the Association’s operating market area can be classified as rural, and the strength of the region’s economy hinges primarily on manufacturing and services industries. In recent years, the economies in the Association’s operating markets have experienced a downturn, although not as severe as the nationwide recession. Although there has been an increase in local unemployment, the Association’s operating markets never experienced the frenzied economic growth that was prevalent in many areas of the country in the 2003-2007 period, and have therefore not experienced the recent significant downturn as many other “bubble” markets across the country.

Future growth opportunities for the Association depend on the future prospects of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Association, the relative economic health of the Association’s market area, and the resultant impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts. The overall economic recession was the worst since the great depression of the 1930s. Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many

RP® Financial, LC.	MARKET AREA
II.2

products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (2.2% annualized growth in the third quarter of 2009 and 5.6% annualized growth in fourth quarter of 2009). The economy expansion continued into 2010, as the GDP grew by 2.8% for calendar year 2010, including a 3.2% growth rate in the four quarter of the year. Notably, a large portion of GDP growth during 2009 and 2010 has been generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

The economic recession caused the inflation rate to remain relatively low during 2009 and 2010. Inflation averaged 3.85% for all of 2008 and a negative 0.34% for all of 2009, indicating a deflationary period. There was a decline in prices during eight of the 12 months during 2009. Reflecting a measure of recovery of the economy, the national annualized inflation rate was 1.64% for 2010. The national unemployment rate also revealed a modest recovery in the most recent few months. The reduction in employment during the recession led to fears of a prolonged period of economic stagnation, as consumers were unwilling or unable to increase spending. The national unemployment rate totaled 9.4% as of December 2010, a decline from 10.0% as of December 2009, but still high compared to recent historical levels. There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The Association’s market area has not experienced the significant level of loan delinquencies, foreclosures, and reductions in business activity that has occurred in many other areas of the country. During the strong economic times of the last two decades, the market area remained somewhat more stable in terms of economic activity, job creation, and home and other real estate prices.

The major stock exchange indices have reflected the recent improvement in the downturn in the national economy, reporting significant volatility and an upward trend over the past 12 months. As an indication of the changes in the nation’s stock markets over the last 12 months, as of December 31, 2010, the Dow Jones Industrial Average closed at 11,577.5, an

RP® Financial, LC.	MARKET AREA
II.3

increase of 11.0% from December 31, 2009, while the NASDAQ Composite Index stood at 2,652.9, an increase of 16.9% over the same time period. The Standard & Poors 500 Index totaled 1,257.6 as of December 31, 2010, an increase of 12.8% from December 31, 2009.

Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, median home values have declined by double digits in most areas of the country, and the housing construction industry has been decimated. These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions. Despite efforts by the federal and state governments to limit the impact of the housing crisis, there remain concerns about a “double-dip” housing recession, whereby another wave of foreclosures could occur. Therefore, the Bank will employ strict, prudent underwriting for such loans being placed into its portfolio, and will work to aggressively resolve substandard credits.

Interest Rate Environment

In terms of interest rates, through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. The Fed then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Fed began reacting to the increasingly negative economic news. Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending.

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates have remained in effect through early 2010. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. This low

RP® Financial, LC.	MARKET AREA
II.4

interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level. As of December 31, 2010, one- and ten-year U.S. government bonds were yielding 0.29% and 3.30%, respectively, compared to 0.47% and 3.85%, respectively, as of December 31, 2009. This has had a positive impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2010.

Looking forward, there are general expectations that interest rates will remain low in relation to historical levels as the Fed continues to seek methods to stimulate the economy. Based on the most recent indications from the Fed, given the level of concern for the recovery of the economy, interest rates are not expected to begin to increase until no earlier than late-2011 or early 2012. The surveyed economists by the Wall Street Journal on average expect the unemployment rate to remain stable at 9.6% by the end of this year, and they expect it to continue a slow decline to 9.0% through December 2011. The respondents expect job growth to continue over the next 12 months, but the forecast calls for an average of about 125,000 jobs to be added per month over that period. The economy needs to add about 100,000 jobs a month just to keep up with new entrants to the labor force.

Market Area Demographics

Table 2.1 presents information regarding the demographic and economic trends for the Association’s market area from 2000 to 2010 and projected through 2015, with additional data shown in Exhibit II-3. Data for the nation and the State of Kentucky is included for comparative purposes. The total population base of the three county market area where the Association operates offices was 103,000 as of 2010, with Boyd County containing approximately 50% of the population base. Scioto County, OH, the location of the city of Portsmouth, has the largest overall population in the market area served, indicating the source of lending opportunities in that county. Lawrence County, to the south of Boyd County, represents the most rural and sparsely populated part of the Association’s market area, with a population base of only 16,000 as of 2010. Between 2000 and 2010 Boyd County experienced a population decline at an

RP® Financial, LC.	MARKET AREA
II.5

Table 2.1

Home Federal Savings and Loan Associaton

Summary Demographic Data

	Year			Annual Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Kentucky	4,042	4,339	4,476	0.7%	0.6%
Boyd County	50	49	48	-0.2%	-0.1%
Greenup County	37	38	38	0.2%	0.2%
Lawrence County	16	16	17	0.5%	0.4%
Scioto County, OH	79	77	76	-0.3%	-0.2%
Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Kentucky	1,591	1,750	1,816	1.0%	0.7%
Boyd County	20	20	20	0.0%	0.0%
Greenup County	15	15	16	0.6%	0.4%
Lawrence County	6	6	7	0.9%	0.6%
Scioto County, OH	31	30	30	-0.2%	-0.1%
Median Household Income ($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Kentucky	33,742	43,765	49,262	2.6%	2.4%
Boyd County	32,895	41,277	46,586	2.3%	2.4%
Greenup County	32,342	40,848	46,532	2.4%	2.6%
Lawrence County	21,220	25,790	28,800	2.0%	2.2%
Scioto County, OH	27,912	34,658	39,881	2.2%	2.8%
Per Capita Income ($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Kentucky	18,093	22,865	24,588	2.4%	1.5%
Boyd County	18,212	21,688	22,636	1.8%	0.9%
Greenup County	17,137	20,669	21,609	1.9%	0.9%
Lawrence County	12,008	14,175	15,225	1.7%	1.4%
Scioto County, OH	15,408	18,670	20,863	1.9%	2.2%

	Less Than $25,000	$25,000 to 49,999	$50,000 to $99,999	$100,000+
2010 HH Income Dist. (%)
United States	20.8%	24.7%	35.7%	18.8%
Kentucky	28.9%	27.4%	31.9%	11.7%
Boyd County	31.1%	28.5%	31.3%	9.1%
Greenup County	30.7%	29.1%	31.6%	8.6%
Lawrence County	48.8%	28.0%	18.9%	4.3%
Scioto County, OH	36.0%	28.7%	28.2%	7.1%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA
II.6

annual rate of 0.2%, indicating a relatively unfavorable economic environment for the business operations. Both Greenup and Lawrence Counties reported positive, but modest annualized population growth over the same time period, with all three counties reporting less favorable rates than the state of Kentucky and the nation as a whole. Similar to Boyd County, Scioto County reported a population decline over the past 10 years.

For the next five years, these general population trends are projected to continue, with Boyd and Scioto Counties continuing to slowly lose population, and Greenup and Lawrence Counties recording slight growth. Changes in the number of households has paralleled trends with respect to population, as household growth rates for all four counties examined were lower than state and national trends. The percent changes in households were somewhat higher than the respective population growth rates, due to a national trend towards a lower overall average household size.

Table 2.1 also presents household and personal income date for the market area. Reflecting the rural character of the Association’s market area, all four counties reported 2010 median household income and per capita income levels that were lower than state and national averages, with the lowest income levels in Lawrence County, the most rural county in the market area. Boyd County, with a large portion of the population centered in the metropolitan Ashland area, reported the highest median household and per capita income, with median household income equaling $41,277 (94% of the state average and 76% of the national average). Household income distribution patterns provide support for earlier statements regarding the nature of the Association’s market as approximately 60% of Boyd County households had income levels less than $50,000 annually in 2010 while the ratio was 56% for the State of Kentucky and 46% for the national average. These relatively modest income levels act to limit the growth potential and demand for the products and services offered by financial services providers operating in the market.

Regional/Local Economy

Home Federal’s market area economy has been shaped by the historical presence of coal, timber and the Ohio River in the Eastern Kentucky region. The three county market area extends on the southern side of the Ohio River in eastern Kentucky surrounded by the Appalachian Mountains. While agriculture has always been a modest part of the overall economy, during the early settlement of the area charcoal blast furnaces, using coal or timber for fuel, produced large quantities of iron for manufacturing products, with the Ohio River

RP® Financial, LC.	MARKET AREA
II.7

providing a transportation/trade route to population centers to the west and east. This type of early industry resulted in the development of modern industries including steel production and petroleum refinery operations, both of which are still represented in the employment base by Marathon Petroleum and AK Steel. The presence of the Ohio River and these industries has made the Ashland/, KY/Huntington, WV area the largest inland port in the world in terms of product value shipped. In addition, a major east/west transportation route, Interstate-64, passes through Boyd County. This highway provides another transportation option for industry in the market area, and allows easier access to the Association’s market area for regional residents. In recent decades, similar to other areas of the country, the economy has become dominated by services industries, in particular health care and retail sales, as Ashland is a regional center for the population of eastern Kentucky. Table 2.2 below illustrates major employers in the Associations market area counties.

Table 2.2

Home Federal Savings and Loan Association

Major Market Area Employers

Employer	Industry	Employees
King’s Daughter Medical Center	Health Care	4,417
Marathon Petroleum, LLC	Petroleum Refining	1,441
Our Lady of Bellefonte Hospital	Health Care	1,201
AK Steel	Refined Steel Products	1,109
Boyd County Schools	Education	280
Wal-Mart Supercenter	Retail	550
Ashland Independent Schools	Education	510
AT&T Mobility	Telecommunications	498
Greenup Public Schools	Education	475
Wal-Mart, Cannonsburg	Retail	400
City of Ashland	Local Government	307
Pathways, Inc.	Comm. Service/Well-Being	294

Source: Ashland Alliance.

As noted previously, Home Federal also conducts lending operations and offers other financial services to residents of Portsmouth, OH. The City of Portsmouth (Scioto County, Ohio) is located directly north of Greenup County across the Ohio River, and represents an additional population center that serves as a source of loans and other banking business for the Association. Home Federal is able to serve the Portsmouth area through the branch office in South Shore, Greenup County. As of 2010 Portsmouth had a population of approximately 20,300. The economy of Portsmouth is relatively diversified, and continues to reflect the

RP® Financial, LC.	MARKET AREA
II.8

historical economic connection to industry and manufacturing, including coal and iron production and timber/wood products. Since the closing of many heavy industry facilities in recent decades, the area has developed other employment sources, primarily in services industries. Major employers within the community currently include Shawnee State University, the Southern Ohio Medical Center, Suncoke, Inc., Sunoco Chemicals, OSCO Industries, Inc., Duke Energy, and Mitchellace, Inc. In addition, for many years a federal government uranium enrichment plant operated in Scioto County, which has been replaced by a commercial uranium enrichment facility.

Major Market Area Employment Sectors

Employment data, presented in Table 2.3 below, indicates that similar to many areas of the country, services are the most prominent sector for the state of Kentucky and the three market area counties, comprising an average of 34% of total employment. The services sector employment is somewhat concentrated in health care employment, a national trend. The next largest component of the employment base in the headquarters county of Boyd is wholesale and retail trade, indicative of the trade generated through the location of I-64 and the Ohio River through the market area. Wholesale and retail trade is also notably represented in the other two market area counties. The government sector also represents a material portion of the employment base, with such employment limited to local entities. The market area has only a modest level of manufacturing employment, less than 10% of total employment, which is lower than statewide averages, indicative of the changes the market area has undergone over the past few decades as services employment has replaced former manufacturing-related jobs. This data indicates that the Association’s market area has a relatively diversified economic base, such that a downturn in any one industry will likely not have a large impact on the regional economy. This diversification provides a level of stability that is a positive factor for financial institutions such as Home Federal. Additional data is presented in Exhibit II-4.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.3

Home Federal Savings and Loan Association

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Kentucky	Boyd County	Greenup County	Lawrence County
	(% of Total Employment)
Services	33.3%	40.6%	37.0%	25.0%
Wholesale/Retail Trade	14.0%	17.6%	13.2%	21.3%
Government	15.1%	11.1%	13.4%	15.2%
Construction	5.9%	8.7%	5.6%	6.2%
Manufacturing	10.4%	7.4%	6.6%	0.8%
Finance/Insurance/Real Esate	7.4%	5.2%	5.0%	5.9%
Transportation/Utility	4.7%	4.3%	8.7%	NA
Arts/Entertainment/Rec.	1.5%	0.9%	1.6%	NA
Agriculture	3.6%	0.7%	4.8%	6.3%
Other	4.1%	3.4%	4.1%	19.2%

Total	100.0%	100.0%	100.0%	100.0%

Source: REIS DataSource 2008.

Unemployment Rates and Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Kentucky, are shown in Table 2.4. As of December 2010, unemployment rates for the three county market area ranged from a low of 9.4% in Boyd County to a high of 12.3% in Lawrence County. The market area has recorded varying changes in employment over the past 12 months, as Boyd and Greenup Counties have reported increases in the unemployment rate, while Lawrence County’s rate has declined. The unemployment rate in Boyd County was below the state unemployment rate of 10.0% and equal to the national rate. Conversely, Lawrence County and Greenup County had unemployment rates that exceeded state and national averages. Reported unemployment rates are subject to fluctuation due to the small population and employment bases in the market area as a slight drop in employment will cause a noticeable change in the unemployment rate. The unemployment rate in Lawrence County, as well as on a statewide basis, have been trending downward for the most recent 12 month period for which data is available, which is a positive sign, as the certain portions of the regional economies have been responding to the troubled housing, credit, and financial sectors that have caused many employers to cut down on employees or limit hiring. Alternatively, the higher

RP® Financial, LC.	MARKET AREA
II.10

unemployment rates in Boyd and Greenup counties indicate some further weakness to the overall economic situation.

Table 2.4

Home Federal Savings and Loan Association

Unemployment Trends

Region	Dec. 2009 Unemployment	Dec. 2010 Unemployment
United States	10.0%	9.4%
Kentucky	10.4%	10.0%
Boyd County	8.0%	9.4%
Greenup County	8.9%	10.2%
Lawrence County	12.8%	12.3%

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Trends

Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions for the State of Kentucky and the Association’s market area from June 30, 2005 to June 30, 2010. Deposit growth trends are important indicators of a market area’s current and future prospects for growth. Kentucky state deposits increased at a rate of 3.8% over the five year time period shown in Table 2.5, with commercial banks increasing deposits at an annual rate of 3.8%, while savings and loan associations recorded a more modest growth rate. Commercial banks dominate the deposit market in Kentucky, and as of June 30, 2010, commercial banks held a market share of 96.5% of total bank and thrift deposits.

Within the three market area counties, the table indicates that total deposit growth from 2005 to 2010 ranged from a low of 1.1% annually in Boyd County to a high of 4.0% annually in Lawrence County. Contrary to the statewide trends, savings institutions recorded strong growth in deposits in Boyd and Greenup Counties over that time period, including a 10.8% annual growth rate in Greenup County. In addition, savings institutions held relatively high market share positions in all three market area counties as of June 30, 2010, ranging from a low of 12.3% in Boyd County to a high of 55.0% market share in Lawrence County.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.5

Deposit Summary

Home Federal Savings and Loan Associaton

	As of June 30,
	2005			2010			Deposit Growth Rate 2005-2010
Deposit Summary	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars In Thousands)						(%)
State of Kentucky	$57,241,000	100.0%	1,750	$68,889,000	100.0%	1,829	3.8%
Commercial Banks	55,117,000	96.3%	1,684	66,468,000	96.5%	1,732	3.8%
Savings Institutions	2,124,000	3.7%	66	2,421,000	3.5%	97	2.7%
Boyd County	$869,498	100.0%	29	$919,484	100.0%	27	1.1%
Commercial Banks	785,860	90.4%	27	805,934	87.7%	25	0.5%
Savings Institutions	83,638	9.6%	2	113,550	12.3%	2	6.3%
Home Federal	83,638	9.6%	2	113,550	12.3%	2	6.3%
Greenup County	$349,193	100.0%	17	$394,296	100.0%	18	2.5%
Commercial Banks	298,638	85.5%	15	310,021	78.6%	14	0.8%
Savings Institutions	50,555	14.5%	2	84,275	21.4%	4	10.8%
Home Federal	50,555	14.5%	2	77,471	19.6%	3	8.9%
Lawrence County	$107,078	100.0%	4	$130,463	100.0%	6	4.0%
Commercial Banks	39,731	37.1%	2	58,769	45.0%	3	8.1%
Savings Institutions	67,347	62.9%	2	71,694	55.0%	3	1.3%
Home Federal	26,811	25.0%	1	31,150	23.9%	1	3.0%

Source: FDIC.

As of June 30, 2010, Home Federal maintained a relatively strong deposit market share positions in all three market area counties, ranging from a low of 12.3% in Boyd County to a high of 23.9% in Lawrence County. These figures are representative of the overall modest size of the deposit base and indicating a strong competitive position for the Association. However, future deposit gains and market share gains will have to be obtained from other competitors, rather than strong growth within the market. Since June 30, 2005, Home Federal has increased deposits at a higher annualized rate in all three market area counties, resulting in increased market shares and higher rankings among competitors in terms of market share. This indicates that the Association has been successful in its marketing and business generation efforts.

Competition

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive in the future. Consolidation in the banking and thrift industries provides economies of scale to the larger

RP® Financial, LC.	MARKET AREA
II.12

institutions, while the increased presence of investment options provides consumers with attractive investment alternatives to financial institutions. The Association’s market area for deposits includes primarily other local and regional commercial banks.

Competition among financial institutions in the market area is significant. Among the Association’s competitors are much larger and more diversified institutions, which have greater resources than maintained by the Association. Financial institution competitors in the Association’s primary market area include other locally based thrifts and banks, as well as regional and super regional banks. From a competitive standpoint, the Association benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. There are a total of 14 banking institutions operating in the Association’s primary market area counties.

Table 2.6 lists the Association’s largest competitors in the three counties currently served by its branches, based on deposit market share as noted parenthetically. Other competitors include several credits unions related to the Marathon refinery and AK Steel production facilities. The proceeds from the proposed stock offering will enhance the Association’s competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

Table 2.6

Home Federal Savings and Loan Association

Market Area Deposit Competitors

Location	Name
Boyd County	PNC Bank (23.49%)
Community Trust Bank (18.16%)
Kentucky’s Farmers Bank (13.03%)
Home Federal (12.35%) Rank: 4 of 9

Greenup County	First & Peoples B+T (39.33%)
Home Federal (19.65%) Rank: 2 of 9
Peoples Bank, NA (14.63%)
Fifth Third Bank (7.17%)

Lawrence County	Peoples Security Bank (32.03%)
Inez Deposit Bank (31.08%)
Home Federal (23.88%) Rank: 3 of 4
Louisa Community Bank (13.01%)
Source: FDIC, as of June 30, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Home Federal’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Home Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Home Federal, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies with unusual operating strategies, such as internet banking, those under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 110 fully converted savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Home Federal will be a fully public company upon completion of the offering, we considered only fully public companies to

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of Home Federal. In the selection process, we applied one “screen” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Nationwide institutions with assets less than $450 million and positive core earnings. Ten companies met the criteria for Screen #1 and all were included in the Peer Group.

Exhibit III-1 provides financial and public market pricing characteristics of all publicly-traded thrifts, while Exhibit III-2 provides financial and public market pricing characteristics of the Peer Group. Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Home Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Home Federal’s financial condition, income and expense trends, loan composition, credit risk and interest rate risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key comparable characteristics of each of the Peer Group companies relative to Peer Group as a whole is detailed below.

•

Athens Bancshares Corporation Athens, with a branch office network of 7 branches, maintains higher loans/assets and deposits/assets ratios as the Peer Group as a whole. Reporting a stable asset base during the most recent 12 months, Athens had a tangible equity position above the Peer Group average. The non-interest income ratio was the highest of the Peer Group members, offset by the highest operating expense ratio of all Peer Group members. The loan portfolio composition was similar to the Peer Group average, with the exception of a lower level of investment in MBS. Problem asset ratios were higher than the Peer Group averages.

•

FFD Financial Corp. of Dover, OH. FFD, operating from 5 offices in Ohio, reported the second highest loans/assets ratio of the Peer Group members, and a high proportion of deposits as the funding base. Net income was second highest in the Peer Group, a result of a strong net interest income ratio. FFD reported the highest concentration of commercial real estate loans as a percent of assets and the highest risk-weighted assets-to-asset ratio. The reserves-to-loans ratio was in line with the Peer Group average.

•

First Advantage Bancorp of TN. First Advantage had a similar balance sheet structure as the Peer Group with the exception of higher reliance on borrowed funds. The equity/assets ratio was the second highest of all Peer Group members. Profitability was

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

April 1, 2011(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$410	11	03-31	01/03	$8.50	$26
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	387	10	12-31	12/96	14.30	22
LSBI	LSB Financial Corp. of Lafayette, IN	NASDAQ	Lafayette, IN	Thrift	372	5	12-31	02/95	15.29	24
OBAF	OBA Financial Services, Inc. of MD	NASDAQ	Germantown, MD	Thrift	354	5	06-30	01/10	14.49	67
FABK	First Advantage Bancorp of TN	NASDAQ	Clarksville, TN	Thrift	345	5	12-31	11/07	13.82	57
LABC	Louisiana Bancorp, Inc. of LA	NASDAQ	Metairie, LA	Thrift	321	3	12-31	07/07	15.00	55
AFCB	Athens Bancshares, Inc. of TN	NASDAQ	Athens, TN	Thrift	278	7	12-31	01/10	13.55	34
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	273	6	06-30	11/93	8.72	18
MFLR	Mayflower Bancorp, Inc. or MA	NASDAQ	Middleboro, MA	Thrift	246	8	04-30	12/87	8.82	18
FFDF	FFD Financial Corp of Dover OH	NASDAQ	Dover, OH	Thrift	209	5	06-30	04/96	15.00	15

NOTES:	(1) Or most recent date available .
	(2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

supported by a strong net interest income ratio. First Advantage’s lending operations were concentrated in construction/land loans and investment in MBS. Asset quality ratios were more favorable than Peer Group averages.

•

Louisiana Bancorp, Inc. of LA. Louisiana Bancorp, operating from 3 offices in Louisiana, reported the lowest investment/assets ratio of the Peer Group members, and a high proportion of borrowings as the funding base. Net income was the highest in the Peer Group, a result of low operating expenses. Louisiana Bancorp reported a low level of diversification into non-residential assets and the lowest risk-weighted assets-to-asset ratio. Asset quality ratios were more favorable than the Peer Group.

•

LSB Financial Corp. of Lafayette, IN. LSB, the third largest Peer Group member, reported high loans/assets and deposits/assets ratios. The equity/assets ratio was in line with the median of the Peer Group. Profitability was somewhat higher than the Peer Group average, with non-interest income the second highest of the Peer Group. Loan diversification was most evident in the balance of commercial real estate loans, and LSB had the highest loans serviced for others portfolio. NPA ratios were the highest of the Peer Group, while reserve coverage ratios were at the low end of the Peer Group averages.

•

Mayflower Bancorp, Inc. of MA. Mayflower, smaller in assets that the Association, maintained a high proportion of assets in cash and investments, along with minimal use of borrowings to fund assets. Reporting essentially stable assets over the past 12 months, Mayflower had the lowest interest expense ratio of all Peer Group members that supported a strong net interest income ratio. Operating expenses were higher than average. Mayflower had a relatively low level of loan diversification away from residential assets, which resulted in a low risk-weighted assets-to-assets ratio.

•

OBA Financial Services, Inc. of MD. OBA, with assets somewhat higher than Home Federal, maintained a relatively high loans/assets ratio and the highest equity/assets ratio of all Peer Group members. OBA was the only Peer Group member to report a net loss for the trailing 12 month period, due in part to a low net interest income ratio and low non-interest income. OBA reported the highest proportion of 1-4 family loans as a percent of assets, and low levels of construction/land and consumer loans. The risk-weighted assets-to-assets ratio was in line with the Peer average. Credit quality measures were on balance more favorable than the Peer Group, offset in part by a lower level of reserves as a percent of non-performing loans.

•

River Valley Bancorp of IN. The second largest Peer Group member, River Valley operates 10 office locations in Indiana. River Valley reported the lowest equity/assets ratio of the Peer Group, and a balance sheet structure in line with the Peer Group average. Above average profitability was supported by higher non-interest income and lower operating expenses. Loan diversification was similar to the Peer Group averages, along with a loans service for others portfolio above the Peer average. Asset quality ratios were less favorable than the Peer Group, including the highest non-performing loans-to-assets ratio of all Peer Group members.

•

Wayne Savings Bancshares, Inc. of OH. Wayne, the largest Peer Group member, both in terms of assets and branch network, operated with a higher level of investments and lower loans than the Peer average. Net income was above the Peer average, as a strong net interest income ratio supported net income while the remaining sections of the income statement were similar to the Peer Group. Loans were concentrated in

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

residential assets, as there was little diversification into other loan types. The reserves/loans ratio was similar to the Peer Group average.

•

WVS Financial Corp. of PA. WVS, the only Pennsylvania based institution, was similar in asset and branch network size as Home Federal. WVS’s funding base contained the highest level of borrowed funds of all Peer Group members, along with a relatively low equity/assets ratio, while the loans/assets ratio was the lowest of the Peer Group. WVS reported the most significant decline in assets over the past 12 months, led by a decline in borrowings. Minimal profitability was a result of a very low net interest income ratio due to a low level of interest income and a high cost of funds, which was partially offset by the lowest operating expense ratio. There was minimal loan diversification as a result of the low investment in loans. Asset quality ratios as a percent of assets were more favorable than the Peer Group average, although delinquent loans as a percent of loans were higher. Less favorable reserve coverage ratios were maintained.

In aggregate, the Peer Group companies maintained a higher level of equity as the industry average (13.33% of assets versus 11.49% for all public companies), recorded a higher level of profitability as a percent of average assets (0.44% ROAA versus 0.00% for all public companies), and reported a more favorable ROE (4.10% ROE versus 1.23% for all public companies). The Peer Group’s average P/B ratio was somewhat lower than the Peer Group average, while the average P/E multiple was above the respective average for all publicly-traded thrifts.

	All Fully-Conv. Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,903	$319
Market capitalization ($Mil)	$352	$33
Equity/assets (%)	11.49%	13.33%
Return on average assets (%)	0.00%	0.44%
Return on average equity (%)	1.23%	4.10%

Pricing Ratios (Averages)(1)
Price/earnings (x)	17.86x	19.21x
Price/book (%)	81.90%	77.63%
Price/assets (%)	9.84%	10.40%

(1)	Based on market prices as of April 1, 2011.

Ideally, the Peer Group companies would be comparable to Home Federal in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Home Federal, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for Home Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Association’s and Peer Group’s ratios reflect balances as of December 31, 2010. Home Federal’s equity-to-assets ratio of 9.5% was lower than the Peer Group’s average equity ratio of 13.3%. The Association’s pro forma capital position will increase with the addition of stock proceeds, providing the Association with an equity-to-assets ratio that will be more in line with the Peer Group’s ratio. Tangible equity-to-assets ratios for the Association and the Peer Group equaled 9.5% and 13.3%, respectively. The increase in Home Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Association’s higher pro forma capitalization will initially depress return on equity. Both Home Federal’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Association’s ratios currently lower than the Peer Group’s ratios. On a pro forma basis, the Association’s regulatory surpluses will become more significant.

The interest-earning asset compositions for the Association and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both. The Association’s loans-to-assets ratio of 63.4% was only slightly lower than the comparable Peer Group ratio of 65.1%. Comparatively, the Association’s cash and investments-to-assets ratio (inclusive of BOLI) of 32.8% was slightly more than the comparable ratio for the Peer Group of 31.4%. Home Federal reported investment in BOLI of 2.2% of assets, more than the 1.2% of assets investment for the Peer Group. Overall, Home Federal’s earning assets amounted to 96.2% of assets, which was slightly lower than the comparable Peer Group ratio of 96.5%.

Home Federal’s funding liabilities reflected a funding strategy that relied more on deposits than the Peer Group’s funding composition. The Association’s deposits equaled 79.8% of assets, which was above the Peer Group’s ratio of 73.8%. Comparatively, the Association maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 9.9% and 11.9% for Home Federal and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 89.7% and 85.7%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Association’s ratio of interest-bearing liabilities as a percent of assets will likely be more in line with the Peer Group’s ratio.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2010

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Home FS&LA of Ashland, KY
December 31, 2010		4.6%	26.0%	2.2%	63.4%	79.8%	9.9%	0.0%	9.5%	0.0%	9.5%
All Public Companies
Averages		6.0%	20.7%	1.4%	66.7%	73.1%	13.3%	0.5%	12.0%	0.8%	11.2%
Medians		4.8%	18.9%	1.5%	68.9%	73.5%	12.3%	0.0%	10.8%	0.1%	9.9%
State of KY
Averages		4.0%	21.8%	0.4%	66.8%	67.9%	13.8%	0.5%	17.2%	3.1%	14.1%
Medians		4.0%	21.8%	0.4%	66.8%	67.9%	13.8%	0.5%	17.2%	3.1%	14.1%
Comparable Group
Averages		4.1%	26.1%	1.2%	65.0%	73.9%	11.7%	0.2%	13.3%	0.1%	13.3%
Medians		4.0%	22.0%	0.9%	69.4%	75.9%	12.1%	0.0%	9.9%	0.0%	9.9%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	5.4%	16.0%	3.2%	71.7%	77.6%	3.2%	0.0%	17.8%	0.2%	17.7%
FFDF	FFD Financial Corp. of Dover OH	6.3%	4.1%	0.0%	86.8%	83.4%	6.7%	0.0%	8.9%	0.0%	8.9%
FABK	First Advantage Bancorp of TN	2.3%	23.4%	0.1%	69.9%	63.6%	15.7%	0.0%	19.3%	0.0%	19.3%
LSBI	LSB Fin. Corp. of Lafayette IN	3.7%	4.1%	1.8%	86.9%	83.8%	6.1%	0.0%	9.6%	0.0%	9.6%
LABC	Louisiana Bancorp, Inc. of LA	2.3%	39.9%	0.0%	55.8%	58.7%	21.3%	0.0%	18.8%	0.0%	18.8%
MFLR	Mayflower Bancorp, Inc. of MA	4.9%	36.0%	0.0%	52.1%	89.1%	1.8%	0.0%	8.5%	0.0%	8.5%
OBAF	OBA Financial Serv. Inc. of MD	5.6%	8.8%	2.4%	80.1%	64.3%	12.6%	0.0%	22.8%	0.0%	22.8%
RIVR	River Valley Bancorp of IN	4.3%	20.6%	2.5%	68.9%	74.1%	15.0%	1.9%	8.1%	0.0%	8.1%
WVFC	WVS Financial Corp. of PA	3.3%	74.7%	0.0%	20.1%	65.8%	23.2%	0.0%	10.2%	0.0%	10.2%
WAYN	Wayne Savings Bncshrs of OH	2.9%	33.6%	1.7%	58.1%	78.1%	11.5%	0.0%	9.3%	0.5%	8.8%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Home FS&LA of Ashland, KY
December 31, 2010		2.49%	-4.58%	7.29%	7.52%	-22.72%	0.96%	0.96%	9.57%	9.57%	20.43%
All Public Companies
Averages		3.51%	11.03%	0.74%	5.91%	-15.65%	2.10%	1.71%	11.14%	11.02%	18.79%
Medians		0.82%	8.38%	-1.13%	2.77%	-12.22%	2.15%	2.21%	9.96%	9.80%	16.70%
State of KY
Averages		2.97%	21.78%	-3.85%	2.32%	-2.02%	19.85%	20.57%	11.10%	11.10%	19.24%
Medians		2.97%	21.78%	-3.85%	2.32%	-2.02%	19.85%	20.57%	11.10%	11.10%	19.24%
Comparable Group
Averages		-4.95%	-14.93%	2.83%	0.87%	-25.81%	-1.86%	-1.82%	11.69%	11.69%	18.82%
Medians		0.00%	-9.47%	3.86%	2.52%	-22.05%	2.51%	2.43%	11.47%	11.47%	16.70%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.56%	-13.10%	4.17%	-8.63%	-19.73%	NM	NM	13.53%	13.53%	20.78%
FFDF	FFD Financial Corp. of Dover OH	5.84%	-1.34%	7.15%	6.45%	0.46%	3.67%	3.67%	9.00%	9.00%	11.30%
FABK	First Advantage Bancorp of TN	0.30%	-22.11%	13.17%	1.51%	-1.22%	-5.39%	-5.39%	13.89%	13.89%	19.24%
LSBI	LSB Fin. Corp. of Lafayette IN	0.21%	2.54%	0.60%	12.09%	-60.53%	5.00%	5.00%	9.40%	9.40%	13.80%
LABC	Louisiana Bancorp, Inc. of LA	-2.70%	-18.18%	13.04%	-0.14%	6.96%	-17.82%	-17.82%	16.02%	16.02%	34.70%
MFLR	Mayflower Bancorp, Inc. of MA	-0.21%	-5.83%	4.16%	1.30%	-47.06%	2.56%	2.56%	NA	NA	NA
OBAF	OBA Financial Serv. Inc. of MD	-22.31%	-68.63%	3.55%	-35.15%	-30.60%	NM	NM	NA	NA	NA
RIVR	River Valley Bancorp of IN	-2.41%	-1.31%	-3.70%	3.53%	-24.36%	2.45%	2.30%	NA	NA	NA
WVFC	WVS Financial Corp. of PA	-30.29%	-34.74%	-8.82%	24.21%	-70.14%	-9.14%	-9.14%	NA	NA	16.70%
WAYN	Wayne Savings Bncshrs of OH	1.55%	13.43%	-5.07%	3.54%	-11.90%	3.76%	4.25%	8.30%	8.30%	15.20%

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright© 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Association’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 107.3% and 112.6%, respectively. The additional capital realized from stock proceeds will serve to strengthen Home Federal’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in capital provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for both Home Federal and the Peer Group based on annual growth rates for the 12 months ended December 31, 2010. Home Federal recorded asset growth of 2.5% compared to average asset shrinkage of 5.0% for the Peer Group. The increase in the Association’s assets was funneled into loans receivable, which increased at a higher rate than assets. Additional funds for lending were obtained from a reduction in cash and investments. The asset decline for the Peer Group was evident in the decrease in cash/investments, while loans increased modestly. Funding of Home Federal’s growth was obtained from a deposit increase of 7.52%, while borrowings were reduced. The Peer Group recorded a minimal increase in deposits and reduced borrowings as a funding base.

Reflecting the fiscal 2010 net income, the Association’s equity increased at a 0.96% annual rate, versus a 1.86% decrease in equity balances for the Peer Group. The Peer Group’s equity reduction was furthered by dividend payments, while the Association’s equity was only affected by the net income and changes to the other comprehensive income account. The increase in equity realized from stock proceeds will likely depress the Association’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Association’s equity growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Association and the Peer Group, with the income ratios based on earnings for the 12 months ended December 31, 2010 for both. Home Federal reported net income of 0.80% of average assets for the 12 months ended December 31, 2010, compared to average net income of 0.45% of average assets for the Peer Group. A higher level of net non-operating income (from a gain on sale of MBS) accounted for the Association’s more favorable reported results.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2010

		Net Income	Net Interest Income				NII After Provis.	Other Income			Total Other Income
			Income	Expense	NII	Loss Provis. on IEA		Loan Fees	R.E. Oper.	Other Income
Home FS&LA of Ashland, KY
December 31, 2010		0.80%	4.69%	1.86%	2.83%	0.23%	2.60%	0.00%	0.00%	0.26%	0.26%
All Public Companies
Averages		0.11%	4.58%	1.55%	3.03%	0.75%	2.28%	0.02%	-0.08%	0.86%	0.81%
Medians		0.40%	4.60%	1.52%	3.06%	0.47%	2.52%	0.00%	-0.01%	0.63%	0.58%
State of KY
Averages		0.58%	4.76%	1.90%	2.85%	0.29%	2.56%	0.00%	0.00%	0.37%	0.37%
Medians		0.58%	4.76%	1.90%	2.85%	0.29%	2.56%	0.00%	0.00%	0.37%	0.37%
Comparable Group
Averages		0.45%	4.64%	1.54%	3.10%	0.37%	2.73%	0.01%	-0.04%	0.57%	0.54%
Medians		0.54%	4.87%	1.60%	3.29%	0.40%	2.98%	0.00%	-0.01%	0.51%	0.46%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.30%	5.20%	1.56%	3.64%	0.61%	3.03%	0.00%	0.00%	1.58%	1.58%
FFDF	FFD Financial Corp. of Dover OH	0.66%	5.22%	1.63%	3.59%	0.45%	3.14%	0.00%	-0.01%	0.24%	0.23%
FABK	First Advantage Bancorp of TN	0.49%	5.10%	1.45%	3.65%	0.39%	3.26%	0.00%	0.00%	0.42%	0.42%
LSBI	LSB Fin. Corp. of Lafayette IN	0.56%	5.03%	1.63%	3.40%	0.73%	2.67%	0.00%	-0.12%	0.90%	0.78%
LABC	Louisiana Bancorp, Inc. of LA	0.79%	4.96%	1.80%	3.16%	0.08%	3.08%	0.00%	-0.03%	0.19%	0.16%
MFLR	Mayflower Bancorp, Inc. of MA	0.54%	4.25%	0.83%	3.42%	0.12%	3.30%	0.05%	-0.12%	0.64%	0.57%
OBAF	OBA Financial Serv. Inc. of MD	-0.08%	4.17%	1.22%	2.95%	0.41%	2.54%	0.01%	0.00%	0.23%	0.24%
RIVR	River Valley Bancorp of IN	0.59%	4.77%	1.87%	2.90%	0.68%	2.22%	0.00%	0.00%	0.73%	0.73%
WVFC	WVS Financial Corp. of PA	0.10%	3.13%	2.02%	1.11%	0.00%	1.11%	0.00%	0.00%	0.16%	0.16%
WAYN	Wayne Savings Bncshrs of OH	0.54%	4.52%	1.35%	3.17%	0.24%	2.93%	0.00%	-0.09%	0.59%	0.50%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads			MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread
Home FS&LA of Ashland, KY
December 31, 2010		2.69%	0.00%	0.86%	0.00%	5.01%	2.08%	2.93%	$5,428	22.68%
All Public Companies
Averages		2.84%	0.05%	0.10%	0.00%	4.92%	1.77%	3.14%	$5,775	29.81%
Medians		2.75%	0.00%	0.05%	0.00%	4.90%	1.75%	3.16%	$4,715	31.48%
State of KY
Averages		2.27%	0.04%	0.22%	0.00%	5.12%	2.31%	2.81%	$5,275	30.94%
Medians		2.27%	0.04%	0.22%	0.00%	5.12%	2.31%	2.81%	$5,275	30.94%
Comparable Group
Averages		2.78%	0.01%	0.14%	0.00%	4.86%	1.79%	3.08%	$4,471	31.34%
Medians		2.75%	0.00%	0.22%	0.00%	5.05%	1.82%	3.40%	$4,055	33.21%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	4.27%	0.03%	-0.03%	0.00%	5.55%	1.89%	3.66%	$2,958	NM
FFDF	FFD Financial Corp. of Dover OH	2.73%	0.00%	0.36%	0.00%	5.38%	1.81%	3.57%	$4,023	34.39%
FABK	First Advantage Bancorp of TN	3.28%	0.00%	0.38%	0.00%	5.35%	1.83%	3.52%	$4,015	36.31%
LSBI	LSB Fin. Corp. of Lafayette IN	2.88%	0.00%	0.27%	0.00%	5.33%	1.81%	3.52%	$4,086	33.21%
LABC	Louisiana Bancorp, Inc. of LA	2.26%	0.00%	0.16%	0.00%	5.05%	2.30%	2.75%	$5,014	31.31%
MFLR	Mayflower Bancorp, Inc. of MA	3.36%	0.00%	0.34%	0.00%	4.56%	0.91%	3.65%	$3,610	35.99%
OBAF	OBA Financial Serv. Inc. of MD	2.65%	0.00%	-0.31%	0.00%	4.39%	1.51%	2.88%	$5,807	53.45%
RIVR	River Valley Bancorp of IN	2.49%	0.00%	0.27%	0.00%	5.05%	2.05%	3.00%	$4,548	19.25%
WVFC	WVS Financial Corp. of PA	1.09%	0.00%	-0.06%	0.00%	3.18%	2.23%	0.95%	$6,823	16.79%
WAYN	Wayne Savings Bncshrs of OH	2.77%	0.02%	0.05%	0.00%	4.79%	1.51%	3.28%	$3,827	21.34%

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright©  2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

The Association’s net interest income ratio was somewhat lower than the Peer Group’s ratio, due to a higher level of interest expense, offset in part by higher interest income. Home Federal’s interest income ratio was supported a higher overall yield earned on interest-earning assets (5.01% versus 4.86% for the Peer Group). The Association’s higher interest expense ratio was due to a higher cost of funds (2.08% versus 1.78% for the Peer Group). Overall, Home Federal and the Peer Group reported net interest income to average assets ratios of 2.83% and 3.10%, respectively.

In another key area of core earnings strength, the Association reported a lower ratio of operating expenses, 2.69% of average assets versus the Peer Group (2.78% of average assets). In connection with the operating expense ratios, Home Federal maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.4 million for the Association, versus a comparable measure of $4.5 million for the Peer Group. On a post-offering basis, the Association’s operating expenses can be expected to increase with the addition of the ESOP and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Home Federal’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a savings institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Association’s earnings were less favorable than the Peer Group’s, based on respective expense coverage ratios of 1.05x for Home Federal and 1.12x for the Peer Group. A ratio less than 1.00x indicates that an institution depends on non-interest operating income to achieve profitable operations.

Sources of non-interest operating income provided a higher contribution to the Peer Group’s earnings compared to the Peer Group. Non-interest operating income equaled 0.26% and 0.54% of Home Federal’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Association’s and the Peer Group’s earnings, Home Federal’s efficiency ratio (operating expenses, net of amortization of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

intangibles, as a percent of the sum of non-interest operating income and net interest income) of 87.1% was less favorable than the Peer Group’s efficiency ratio of 76.4%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Association and the Peer Group equaling 0.23% and 0.37% of average assets, respectively. The impact of loan loss provisions on the Association’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage based lenders, were indicative of asset quality factors facing the overall thrift industry in the current operating environment.

As noted above, net non-operating income was the primary reason for the Association’s higher profitability over the most recent 12 month period in comparison to the Peer Group. For the 12 months ended December 31, 2010, the Association reported net non-operating income equal to 0.86% of average assets, while the Peer Group reported, on average, 0.14% of average assets of net non-operating gains. Non-operating items for the Association reflected primarily the gain recorded on the sale of the MBS portfolio in fiscal 2010 ($2.3 million), along with lower levels of expense on sales of REO and income on the sale of loans. Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Association’s or the Peer Group’s earnings.

On average, the Peer Group reported an average effective tax rate of 31.3%, while Home Federal reported an effective tax rate of 22.7%, with the lower tax rate due to the tax advantaged income from municipal bonds and BOLI. As indicated in the prospectus, the Association’s effective marginal tax rate is assumed to equal 34.0% when calculating the after tax return on conversion proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Loan Composition

Table 3.4 presents data related to the Association’s and the Peer Group’s loan portfolio compositions (including any investment in MBS). The Association’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans than maintained by the Peer Group (54.3% of assets versus 31.5% for the Peer Group). The Peer Group reported a higher ratio of MBS and a lower ratio of 1-4 family loans than the Association. Loans serviced for others equaled 3.5% of the Association’s assets, versus 19% of assets for the Peer Group, thereby indicating a greater influence of loan servicing income on the Peer Group’s earnings. Home Federal maintained a relatively lower balance of servicing intangibles.

Diversification into higher risk and higher yielding types of lending was greater for the Peer Group, as Home Federal reported total loans other than 1-4 family and MBS of 7.4% of assets, versus 34.1% for the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Association (3.8% of assets), followed by construction/land loans (1.4% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (23.7% of assets), followed by construction/land loans (5.0% of assets) and commercial business loans (4.5% of assets). The relative concentration of assets in loans and diversification into higher risk types of loans by the Peer Group translated into a lower risk weighted assets-to-assets ratio for the Association (49.09%) than the Peer Group (67.00%).

Credit Risk

Based on a comparison of credit quality measures, the Association’s credit risk exposure was considered to be generally similar, but favorable to that of the Peer Group. As shown in Table 3.5, the Association’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.64% and 0.89%, respectively, versus comparable measures of 2.24% and 3.03% for the Peer Group, indicating an advantage for the Association. The Association maintained a more favorable reserve coverage ratio, loss reserves as a percent of total NPAs, which equaled 78.82% for the Association versus 72.84% for the Peer Group. Reflecting a more favorable ratio for the Peer Group, loss reserves maintained as percent of net loans receivable equaled 0.70% for the Association versus 1.30% for the Peer Group. Net loan charge-offs were modest for both the Peer Group and the Association, based on ratios of 0.04% and 0.21% of net loans receivable, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2010

		Portfolio Composition as a Percent of Assets						RWA/ Assets	Serviced For Others	Servicing Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Comm. Business	Consumer
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Home FS&LA of Ashland, KY		0.88%	54.33%	1.41%	3.82%	1.08%	1.05%	49.09%	$10,110	$100
All Public Companies
Averages		12.36%	34.41%	4.23%	22.27%	4.37%	2.01%	64.20%	$711,625	$6,612
Medians		10.74%	34.07%	3.42%	21.17%	3.45%	0.55%	64.61%	$38,420	$121
State of KY
Averages		10.24%	20.88%	7.66%	20.74%	5.02%	1.63%	54.70%	$27,875	$0
Medians		10.24%	20.88%	7.66%	20.74%	5.02%	1.63%	54.70%	$27,875	$0
Comparable Group
Averages		13.08%	31.46%	4.95%	23.69%	4.48%	1.02%	67.00%	$54,812	$334
Medians		11.18%	33.84%	5.28%	24.53%	4.19%	0.49%	67.90%	$59,245	$180
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	2.40%	34.40%	6.93%	23.09%	4.48%	3.60%	68.64%	$87,880	$0
FFDF	FFD Financial Corp. of Dover OH	0.13%	32.35%	1.41%	41.79%	9.00%	2.99%	86.12%	99,500	719
FABK	First Advantage Bancorp of TN	14.61%	18.95%	15.34%	26.83%	8.86%	0.95%	75.67%	1,320	0
LSBI	LSB Fin. Corp. of Lafayette IN	0.72%	36.16%	6.79%	40.38%	4.35%	0.35%	74.63%	119,340	1,092
LABC	Louisiana Bancorp, Inc. of LA	23.76%	35.80%	0.29%	19.80%	0.16%	0.23%	47.19%	7,430	43
MFLR	Mayflower Bancorp, Inc. of MA	20.69%	33.28%	4.33%	11.06%	2.21%	0.60%	55.18%	87,740	541
OBAF	OBA Financial Serv. Inc. of MD	7.75%	45.45%	0.79%	25.97%	8.53%	0.00%	65.47%	19,750	91
RIVR	River Valley Bancorp of IN	7.48%	30.71%	6.70%	27.00%	4.03%	1.03%	72.09%	94,410	589
WVFC	WVS Financial Corp. of PA	27.91%	7.74%	6.22%	5.05%	1.24%	0.10%	67.17%	0	0
WAYN	Wayne Savings Bncshrs of OH	25.39%	39.74%	0.68%	15.93%	1.93%	0.38%	57.84%	30,750	268

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Home FS&LA of Ashland, KY		0.07%	0.64%	0.89%	0.70%	78.82%	69.93%	$71	0.04%
All Public Companies
Averages		0.56%	3.73%	4.43%	1.77%	65.59%	54.81%	$1,463	0.72%
Medians		0.24%	2.49%	3.23%	1.49%	46.11%	39.61%	$439	0.27%
State of KY
Averages		0.52%	2.63%	2.97%	1.22%	48.79%	31.91%	$1,198	0.75%
Medians		0.52%	2.63%	2.97%	1.22%	48.79%	31.91%	$1,198	0.75%
Comparable Group
Averages		0.26%	2.24%	3.03%	1.30%	72.84%	54.74%	$132	0.21%
Medians		0.21%	1.29%	2.61%	1.30%	57.26%	51.74%	$67	0.15%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.40%	3.02%	3.53%	1.95%	55.23%	47.15%	$80	0.16%
FFDF	FFD Financial Corp. of Dover OH	0.00%	1.48%	1.68%	1.32%	78.60%	78.60%	17	0.04%
FABK	First Advantage Bancorp of TN	0.03%	0.95%	1.29%	1.49%	115.37%	111.32%	53	0.09%
LSBI	LSB Fin. Corp. of Lafayette IN	0.33%	5.18%	5.29%	1.63%	30.76%	27.74%	439	0.53%
LABC	Louisiana Bancorp, Inc. of LA	0.53%	0.81%	0.50%	0.97%	193.72%	67.55%	172	0.38%
MFLR	Mayflower Bancorp, Inc. of MA	0.49%	NA	NA	1.00%	NA	NA	41	0.13%
OBAF	OBA Financial Serv. Inc. of MD	0.05%	1.09%	1.28%	0.76%	59.29%	56.32%	0	0.00%
RIVR	River Valley Bancorp of IN	0.10%	4.53%	6.34%	1.41%	22.22%	21.71%	413	0.61%
WVFC	WVS Financial Corp. of PA	0.00%	0.88%	4.33%	1.19%	27.52%	27.52%	0	0.00%
WAYN	Wayne Savings Bncshrs of OH	0.65%	NA	NA	1.27%	NA	NA	109	0.18%

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group. In terms of balance sheet composition, Home Federal’s interest rate risk characteristics were considered to be less favorable than the Peer Group. The Association’s equity-to-assets and IEA/IBL ratios were somewhat lower than the Peer Group, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Association. The Association also reported a higher level of non-interest earning assets, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Association with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Association’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Home Federal and the Peer Group. The relative fluctuations in the Association’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Home Federal was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Association’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Home Federal’s assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Association. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

		Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Home FS&LA of Ashland, KY		9.5%	104.8%	6.0%	12	-57	-13	26	17	17
All Public Companies		11.2%	107.8%	6.6%	0	0	1	4	6	9
State of KY		14.1%	113.5%	7.3%	4	8	-5	14	6	3
Comparable Group
Averages		13.3%	111.6%	4.7%	12	7	10	5	6	4
Medians		9.9%	109.1%	5.4%	9	5	7	6	5	8
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	17.7%	115.2%	6.9%	28	2	9	2	-18	NA
FFDF	FFD Financial Corp. of Dover OH	8.9%	107.9%	2.8%	18	1	5	31	-3	1
FABK	First Advantage Bancorp of TN	19.3%	120.6%	4.4%	11	5	13	16	17	22
LSBI	LSB Fin. Corp. of Lafayette IN	9.6%	105.4%	5.3%	-7	19	18	14	21	13
LABC	Louisiana Bancorp, Inc. of LA	18.8%	122.5%	2.0%	-3	-5	1	-3	3	-7
MFLR	Mayflower Bancorp, Inc. of MA	8.5%	102.4%	7.0%	-3	4	-3	5	33	6
OBAF	OBA Financial Serv. Inc. of MD	22.8%	123.0%	5.5%	21	27	48	6	-21	NA
RIVR	River Valley Bancorp of IN	8.1%	103.3%	6.1%	6	9	16	11	6	11
WVFC	WVS Financial Corp. of PA	10.2%	110.2%	1.9%	60	16	-5	-4	-3	-29
WAYN	Wayne Savings Bncshrs of OH	8.8%	105.5%	5.5%	-11	-6	-2	-19	11	10

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Association’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Home Federal’s operations and financial condition; (2) monitor Home Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Home Federal’s value, or Home Federal’s value alone. To the extent a change in factors impacting the Association’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Association coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, equity, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association’s and the Peer Groups’ financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Home Federal’s and the Peer Group's balance sheets. The Peer Group’s interest-earning asset composition exhibited a slightly higher

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

concentration of loans and a substantially higher degree of diversification into higher risk and higher yielding types of loans. In comparison to the Peer Group, the Association’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Home Federal’s funding composition indicated a higher proportion of deposits and a lower proportion of borrowings than the comparable Peer Group ratios, however the Association maintain an overall higher cost of funds than the Peer Group). As a percent of assets, Home Federal maintained a similar level of interest-earning assets and higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Peer Group compared to the Association. After factoring in the impact of the net stock proceeds, the Association’s IEA/IBL ratio will be more in line with the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Association’s ratio of REO was lower than the Peer Group average, while total NPAs as a percent of total assets were lower than the comparable Peer Group average. Loss reserves as a percent loans were lower for Home Federal, while reserve coverage ratios were higher than the Peer Group. Net loan charge-offs were lower for Home Federal, while the Association’s risk weighted assets-to-assets ratio was lower to the Peer Group’s. Home Federal also reported lower loan diversification into higher risk loans (construction/land, commercial real estate, commercial business) than the Peer Group. The perceived credit risk in Home Federal’s loan portfolio was deemed to be lower than the Peer Group based on loan composition. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. Home Federal operated with a similar level of cash and investment securities relative to the Peer Group (32.8% of assets versus 31.4% for the Peer Group). Following the infusion of stock proceeds, the Association’s cash and investments ratio is expected to increase as the proceeds will be initially deployed into investments. The Association’s future borrowing capacity was considered to be similar to the Peer Group, given the only slightly lower level of borrowings currently maintained. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. Home Federal’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. Home Federal’s funding costs were somewhat higher than the Peer Group average, indicating a higher cost market area. The Association does not maintain balances of wholesale deposits such as brokered or internet deposits. Total interest-bearing liabilities as a percent of assets were higher for the Association compared to the Peer Group’s ratio, which was attributable to Home Federal’s lower equity position. Following the stock offering, the increase in the Association’s equity position should provide Home Federal with a lower ratio of interest-bearing liabilities as a percent of assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Equity. The Peer Group currently operates with a higher equity-to-assets ratio than the Association. Following the stock offering, Home Federal’s pro forma equity position is expected to approximate the Peer Group's equity-to-assets ratio. The increase in the Association’s pro forma capital position will result in a similar leverage potential for the Association and reduce the level of interest-bearing liabilities utilized

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

to fund assets. At the same time, the Association’s equity ratio will likely result in a lower ROE. On balance, RP Financial concluded that equity strength was a neutral factor in our adjustment for financial condition.

On balance, Home Federal’s pro forma financial condition was comparable to the Peer Group’s after considering the above factors and, thus, no valuation adjustment was applied for the Association’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. For the 12 months ended December 31, 2010, Home Federal reported net income of $2,271,000, or 0.80% of average assets, versus average and median net income of 0.45% and 0.54% of average assets for the Peer Group. The Peer Group recorded higher levels of net interest income, non-interest operating income and operating expenses, resulting in a higher core earnings stream. The Association reported higher funding costs than the Peer Group, which were offset by higher yields on earning assets over the period examined. The Association’s higher reported net income ratio was largely due to the gain on sale (0.86% of average assets) recorded in connection with the sale of the entire MBS portfolio. Non-operating items had only a minimal impact on the Peer Group’s earnings (a 0.14% of average assets gain). Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Association’s bottom line income, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company. The Association’s lower reserve coverage ratios, which have resulted in higher provisions in the most recent two fiscal years, have impacted the income statement through higher loan loss provisions. However, the Peer Group can also be expected to experience expenses related to loan loss provisions and problem assets. On balance, RP Financial concluded that the Association’s reported earnings were a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. As noted above, Home Federal’s income statement was impacted by non-operating items, primarily the gain on the same of the MBS portfolio. The Peer Group reported only minimal net non-operating income, on average. Both the Association and Peer Group’s recurring income and expense sources included net interest income, operating expenses, and non-interest operating income. In these measures, the Association operated with a lower net interest income ratio, a lower yield/cost spread, a lower operating expense ratio and a lower level of non-interest operating income. The Association’s ratios for net interest income and operating expenses translated into an expense coverage ratio that was less favorable than the Peer Group’s ratio (equal to 1.05x for the Association and 1.12x for the Peer Group). Similarly, the Association’s efficiency ratio of 87.1% was less favorable than the Peer Group’s efficiency ratio of 76.4%. Total loss provisions had a smaller impact on the

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

Association’s income statement, and as noted above, the current levels of NPAs and/or the reserve coverage ratios for both the Association and Peer Group will remain as a potential negative factor in future earnings as additional loan loss reserves may be incurred.

Overall, lower core earnings potential of the Association will be impacted by the expected earnings benefits the Association should realize from the redeployment of stock proceeds into interest-earning assets and the expenses associated with the ESOP and operations as a publicly-traded company. Therefore, RP Financial concluded that this was a moderate downward factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Association’s and the Peer Group's net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Association’s net interest income ratios. Other measures of interest rate risk, such as equity and IEA/IBL ratios were less favorable for the Association compared to the Peer Group thereby indicating a higher dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Association with equity-to-assets and IEA/ILB ratios that will be more in line with the Peer Group ratios, as well as enhance the stability of the Association’s net interest income ratio through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s most recent 12 month earnings stream (0.37% of average assets versus 0.23% of average assets for Home Federal). In terms of future exposure to credit quality related losses, Home Federal maintained a slightly lower concentration of assets in loans, and lending diversification into higher risk types of loans was lower for the Association. The risk weighed assets-to-assets ratio was also lower for the Association. Credit quality measures on balance were somewhat favorable for Home Federal, in terms of NPA ratios and reserve coverage ratios. Taking these factors into consideration, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. The Association maintained a somewhat lower interest rate spread than the Peer Group, which would indicate the level of net interest income ratio going forward. The infusion of stock proceeds will provide Home Federal with similar growth potential through leverage than currently maintained by the Peer Group. The Association’s and Peer Group’s similar operating expense ratios implies similar earnings growth potential and sustainability of earnings during periods when net interest income ratios come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. For the most recent 12 month period, the Association’s ROE on a reported basis is higher than the Peer Group’s ROE, although reported earnings were greatly enhanced by the non-operating income recorded. Following the increase in equity that will be realized from the infusion of net stock proceeds into the Association, Home Federal’s pro forma ROE on a core earnings basis will be lower

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

than the Peer Group’s ratio. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Home Federal’s pro forma core earnings strength was considered to be somewhat lower than the Peer Group and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

Home Federal’s assets increased at an annual rate of 2.5% during the most recent 12 month period, while the Peer Group’s assets decreased at an annual rate of 5.0% on average over the same time period. The Association’s asset growth reflected a constant trend of growth recorded over the past four and one-quarter fiscal years in an effort to leverage the equity base and increase interest income and overall profitability. Five of the ten Peer Group companies reported declines in assets, with loans receivable increasing, on average and cash and investments declining. For Home Federal, loans increased while cash and investments declined. On a pro forma basis, Home Federal’s tangible equity-to-assets ratio is expected to modestly exceed the Peer Group's tangible equity-to-assets ratio, indicating a moderate amount of additional leverage capacity for the Association. On balance, we concluded that a no valuation adjustment was warranted for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local markets served. Home Federal serves a small portion of the northeastern section of Kentucky through six office locations in three counties. The market area served is mainly rural in nature, with the city of Ashland the primary population center. The total population of the three county market area is 103,000. The majority of the Association’s operating market area can be classified as rural, and the strength of the region’s economy hinges primarily on manufacturing and services industries. In recent years, the economies in the Association’s operating markets have experienced a downturn, although not as severe as the nationwide recession. Although there has been an increase in local unemployment, the Association’s operating markets never experienced the frenzied economic growth that was prevalent in many areas of the country in the 2003-2007 period, and have therefore not experienced the recent significant downturn as many other “bubble” markets across the country. The demographic characteristics of the Association’s market areas have also fostered a highly competitive banking environment, in

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

which the Association competes against other community banks as well as institutions with a regional or national presence.

The Peer Group companies operate in a mix of urban, suburban and rural markets, with four of the Peer Group markets having relatively large population bases in large metropolitan areas. The remaining six Peer Group members are headquartered in counties with relatively small populations that approximate the Association’s market area population. Thus, the markets served by the Peer Group companies, on average, reflect somewhat higher population bases for potential customers, reflect greater historical population growth and higher per capita income compared to Boyd County. The average and median deposit market shares maintained by the Peer Group companies were similar to the Association’s market share of deposits in Boyd County. Overall, the degree of competition faced by the Peer Group companies was viewed to be similar to that faced by Home Federal, while the growth potential in the markets served by the Peer Group companies was viewed to be somewhat more favorable. Summary demographic and deposit market share data for the Association and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, December 2010 unemployment rates for all but three of the markets served by the Peer Group companies were lower than the comparable unemployment rate for Boyd County. On balance, we concluded that a slight downward adjustment was appropriate for the Association’s market area.

Table 4.1

Market Area Unemployment Rates

Home Federal and the Peer Group Companies(1)

	County	Dec. 2010 Unemployment
Home Federal - KY	Boyd	9.4%

Peer Group Average		8.4%
Athens Bancshares Corp. - TN	McMinn	11.7%
FFD Financial Corp. - OH	Tuscawaras	9.8
First Advantage Bancorp - TN	Montgomery	9.3
LSB Financial Corp. - IN	Tippecanoe	7.9
Louisiana Bancorp, Inc. – LA	Jefferson	6.4
Mayflower Bancorp, Inc. - MA	Plymouth	8.5
OBA Financial Services, Inc. - MD	Montgomery	5.2
River Valley Bancorp - IN	Jefferson	9.5
WVS Financial Corp. - PA	Allegheny	7.1
Wayne Savings Bancshares, Inc. - OH	Wayne	8.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

5.	Dividends

At this time the Association has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven of the 10 Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.45% to 5.87%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.07% as of April 1, 2011. As of April 1, 2011, 63% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.61%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Association has not established a definitive dividend policy prior to converting. The Association will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.2 million to $67.1 million as of April 1, 2011, with average and median market values of $33.4 million and $24.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.0 million to 4.6 million, with average and median shares outstanding of 2.6 million and 2.3 million, respectively. The Association’s stock offering is expected to have a pro forma market value and number of shares outstanding that will be in between the average and median market values indicated for the Peer Group companies. Like the Peer Group companies, the Association’s stock is expected to be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the Association’s public stock will have a similar trading market as the Peer Group companies on average and, therefore, concluded that no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Home Federal (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Kentucky. All three of these markets were considered in the valuation of the Association’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The Dow Jones Industrial Average (“DJIA”) closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

the month. Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market. News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain extended the rally into the third week of September, as the DJIA moved to a one month high. Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September. The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity. The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground. Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concern about the debt crisis in Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pickup in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. A favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid-January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the world. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya.

Stocks recovered in late-February, as oil prices stabilized. Volatility was evident in the broader stock market in early-March, as investors reacted to some strong economic reports mixed with concerns about Middle East tensions and surging oil prices. Stocks climbed to close out the second week of March, as some companies benefited from expectations that the rebuilding efforts in Japan following the earthquake and tsunami would positively impact their earnings. However, fears of a Japanese nuclear disaster drove stocks down around the world in mid-March. Announcements by some large banks of intentions to increase dividends, gains in energy companies and encouraging earnings news coming out of the technology sector contributed to gains in the broader market heading into late-March. Telecom stocks led the market higher in late-March, based on expectations of more consolidation in that sector. Overall, the DJIA gained 6.4% in the first quarter, which was its best first quarter performance in twelve years. On April 1, 2011, the DJIA closed at 12376.7 or 6.9% higher year-to-date and 13.3% higher from one year ago. The NASDAQ closed at 2789.6 or 1.2% higher as of April 1, 2011, or 5.2% higher year-to-date and 16.1% higher from one year ago.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June. Weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general. Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues. Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks pulled back along with the broader market on weak employment data for

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

July, which raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September. Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but then slipped lower going into the second half of September on mixed economic data. The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third quarter. The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain impact of financial reform legislation would have on the earnings of financial institutions and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks continued to underperform the broader stock market. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. Higher oil prices and profit taking pressured thrift stocks lower in early-March. News that Bank of America was planning to increase its dividend lifted financial stocks in general in the second week of March, which was followed by a downturn amid a pullback in the broader stock market. Thrift stocks advanced on announced plans by some large banks to increase their dividends following the Federal Reserve’s completion of its “stress test”, which was followed by a slight pullback in thrift stocks heading into late-March. Home sales data for February showing sharp drop-offs in new and existing home sales contributed to decline in thrift prices. An upward revision to fourth quarter GDP helped thrift stocks to rebound slightly in late-March.

The favorable employment report for March helped thrift stocks advance along with the broader stock at the start of the second quarter of 2011. Financial stocks outpaced the broader market in early-April, based on improving conditions for the larger banks and then eased lower on growing concerns about the potential shutdown of the U.S. Government. On April 1, 2011, the SNL Index for all publicly-traded thrifts closed at 580.0, a decrease of 7.5% from one year ago and a decrease of 2.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversions, six second-step conversions and one mutual holding company offering have been completed during the past three months. The standard conversion offerings are considered to be more relevant for Home Federal’s pro forma pricing. The average closing pro forma price/tangible book ratio of the three recent standard conversion offerings equaled 44.4%. On average, the three standard conversion offerings reflected price appreciation of 11.5% after the first week of trading. As of April 1, 2011, the three recent standard conversion offerings reflected a 17.0% increase in price on average. It should be noted, that two of the three recent standard conversions had relatively high levels of non-performing assets and all three had negative pro forma core earnings.

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, three of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 59.48%, based on closing stock prices as of April 1, 2011.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Home Federal’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Kentucky. As shown in Exhibit IV-4, there were five Kentucky thrift acquisitions completed from the beginning of 2003 through April 1, 2011, and there is currently one acquisition pending of a Kentucky savings institution. To the extent that acquisition speculation may impact the Association’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Association’s market and, thus, are subject to the same type of acquisition

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.			Insider Purchases				Initial Dividend Yield
Institution	Conver. Date	Ticker	Financial Info.		Asset Quality		Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering		% Off Incl. Fdn.			Mgmt.& Dirs.
			Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.								Benefit Plans
														ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)		(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Fraternity Comm - Bncrp, Inc.MD	4/1/11	FRTR-OTC-BB	$170	9.42%	1.58%	196%	$15.9	100%	132%	5.0%	N.A.	N.A.		8.0%	4.0%	10.0%	2.8%	0.00%
Anchor Bancorp - WA*(1)	1/26/11	ANCB- NASDAQ	$522	8.40%	5.10%	123%	$25.5	100%	85%	8.7%	N.A.	N.A.		4.0%	0.0%	0.0%	2.5%	0.00%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC- NASDAQ	$308	13.59%	3.86%	98%	$25.1	100%	85%	5.5%	N.A.	N.A.		8.0%	4.0%	10.0%	4.2%	0.00%
Averages - Standard Conversions:			$333	10.47%	3.51%	139%	$22.1	100%	101%	6.4%	NA	NA		6.7%	2.7%	6.7%	3.2%	0.00%
Medians - Standard Conversions:			$308	9.42%	3.86%	123%	$25.1	100%	85%	5.5%	NA	NA		8.0%	4.0%	10.0%	2.8%	0.00%
Second Step Conversions
Rockville Financial New, Inc., - CT* (1)	3/4/11	RCKB- NASDAQ	$1,649	10.56%	1.07%	122%	$171.1	58%	132%	1.9%	N.A.	N.A.		4.0%	3.8%	9.5%	0.4%	0.00%
Eureka Financial Corp., - PA	3/1/11	EKFC- NASDAQ	$127	11.10%	0.05%	1560%	$7.6	58%	95%	11.0%	N.A.	N.A.		8.0%	4.0%	10.0%	10.5%	0.00%
Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC- NASDAQ	$893	5.67%	3.38%	51%	$17.1	65%	86%	11.5%	N.A.	N.A.		4.0%	4.0%	10.0%	10.8%	0.00%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB- NASDAQ	$443	12.50%	3.81%	36%	$32.6	60%	105%	8.0%	N.A.	N.A.		4.6%	6.7%	10.0%	1.1%	1.20%
SI Financial - Group, Inc.,CT*	1/13/11	SIFI-NASDAQ	$890	9.20%	1.01%	119%	$52.4	62%	100%	3.5%	C	$500K		6.0%	3.1%	7.7%	0.3%	1.50%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB- OTCBB	$215	11.16%	0.46%	113%	$13.9	59%	107%	7.2%	N.A.	N.A.		4.0%	3.6%	8.9%	9.1%	0.00%
Averages - Second Step Conversions:			$703	10.03%	1.63%	334%	$49.1	60%	104%	7.2%	N.A.	N.A.		5.1%	4.2%	9.3%	5.4%	0.45%
Medians - Second Step Conversions:			$667	10.83%	1.04%	116%	$24.8	59%	102%	7.6%	N.A.	N.A.		4.3%	3.9%	9.7%	5.1%	0.00%
Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED- NASDAQ	$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	C/S	2	%/ 6%	11.2%	5.6%	14.0%	8.4%	0.00%
Averages - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA		11.2%	5.6%	14.0%	8.4%	0.00%
Medians - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA		11.2%	5.6%	14.0%	8.4%	0.00%
Averages - All Conversions:			$556	10.91%	2.22%	244%	$38.2	69%	106%	6.9%	NA	NA		6.2%	3.9%	9.0%	5.0%	0.27%
Medians - All Conversions:			$394	10.83%	1.72%	116%	$23.0	61%	102%	7.2%	NA	NA		5.3%	4.0%	10.0%	3.5%	0.00%

Institutional Information			Pro Forma Data						IPO Price	Post-IPO Pricing Trends
Institution	Conver. Date	Ticker	Pricing Ratios(3)			Financial Charac.				Closing Price:
			P/ TB	Core P/E	P/A	Core ROA	TE/ A	Core ROE		First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 4/1/11	% Change

			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Fraternity Comm - Bncrp, Inc.MD	4/1/11	FRTR-OTC-BB	54.4%	NM	8.7%	-0.6%	16.0%	-3.7%	$10.00	$11.00	10.0%	$11.00	0.0%	$11.00	0.0%	$11.00	0.0%
Anchor Bancorp - WA*(1)	1/26/11	ANCB- NASDAQ	38.6%	NM	4.7%	-0.1%	12.1%	-0.9%	$10.00	$10.00	0.0%	$10.04	0.4%	$10.45	4.5%	$10.75	7.5%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC- NASDAQ	40.1%	NM	7.6%	-0.8%	19.0%	-7.0%	$10.00	$12.45	24.5%	$12.24	22.4%	$13.50	35.0%	$14.35	43.5%
Averages - Standard Conversions:			44.4%	NM	7.0%	-0.5%	15.7%	-3.9%	$10.00	$11.15	11.5%	$11.09	7.6%	$11.65	13.2%	$12.03	17.0%
Medians - Standard Conversions:			40.1%	NM	7.6%	-0.6%	16.0%	-3.7%	$10.00	$11.00	10.0%	$11.00	0.4%	$11.00	4.5%	$11.00	7.5%
Second Step Conversions
Rockville Financial New, Inc., - CT* (1)	3/4/11	RCKB- NASDAQ	91.0%	27.87	16.4%	0.6%	18.0%	3.3%	$10.00	$10.60	6.0%	$10.65	6.5%	$10.50	5.0%	$10.50	5.0%
Eureka Financial Corp., - PA	3/1/11	EKFC- NASDAQ	65.2%	15.87	9.9%	0.6%	15.2%	4.1%	$10.00	$12.25	22.5%	$11.78	17.8%	$12.85	28.5%	$12.85	28.5%
Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC- NASDAQ	40.9%	NM	2.9%	-2.7%	7.1%	-37.2%	$10.00	$10.05	0.5%	$10.00	0.0%	$10.20	2.0%	$9.99	-0.1%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB- NASDAQ	67.1%	95.89	11.7%	0.1%	17.4%	0.7%	$10.00	$11.00	10.0%	$10.68	6.8%	$11.19	11.9%	$10.80	8.0%
SI Financial - Group, Inc.,CT*	1/13/11	SIFI-NASDAQ	68.5%	35.61	9.0%	0.3%	13.3%	1.9%	$8.00	$9.27	15.9%	$9.03	12.9%	$9.40	17.5%	$9.93	24.1%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB- OTCBB	66.3%	10.46	10.5%	1.0%	15.8%	6.3%	$10.00	$12.80	28.0%	$12.85	28.5%	$13.00	30.0%	$12.75	27.5%
Averages - Second Step Conversions:			66.5%	37.1x	10.1%	0.0%	14.5%	-3.5%	$9.67	$11.00	13.8%	$10.83	12.1%	$11.19	15.8%	$11.14	15.5%
Medians - Second Step Conversions:			66.7%	27.9x	10.2%	0.4%	15.5%	2.6%	$10.00	$10.80	12.9%	$10.67	9.8%	$10.85	14.7%	$10.65	16.1%
Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED- NASDAQ	57.6%	29.66	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$11.50	15.0%
Averages - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$11.50	15.0%
Medians - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$11.50	15.0%
Averages - All Conversions:			59.0%	35.9x	9.8%	-0.1%	15.5%	-2.9%	$9.80	$11.14	13.7%	$11.02	11.4%	$11.46	15.9%	$11.44	15.9%
Medians - All Conversions:			61.4%	28.8x	9.5%	0.2%	15.9%	1.3%	$10.00	$11.00	12.9%	$10.84	9.8%	$11.10	14.7%	$10.90	11.5%

Note: *—Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. "NT"—Not Traded; "NA"—Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

April 1, 2011

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Table 4.3

Market Pricing Comparatives

Prices As of April 1, 2011

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value			Pricing Ratios(3)
Financial Institution						P/E	P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
All Public Companies		$11.32	$310.72	($0.02)	$13.08	18.83x	87.23%	10.70%	95.51%	19.72x
Converted Last 3 Months (no MHC)		$11.16	$50.77	($2.02)	$20.47	39.72x	58.90%	8.54%	59.48%	NM
Converted Last 3 Months (no MHC)
ALLB	Alliance Bancorp, Inc. of PA	$10.80	$59.13	$0.10	$14.91	NM	72.43%	12.61%	72.43%	NM
ANCB	Anchor Bancorp, Inc. of WA	$10.75	$27.41	($0.24)	$25.92	NM	41.47%	5.03%	41.47%	NM
ACFC	Atlantic Coast Fin. Corp. of GA	$9.99	$26.27	($9.12)	$24.51	NM	40.76%	2.90%	40.83%	NM
SIFI	SI Financial Group, Inc. of CT	$9.93	$105.03	$0.22	$12.07	39.72x	82.27%	11.22%	85.09%	NM
WBKC	Wolverine Bancorp, Inc. of MI	$14.35	$35.99	($1.08)	$24.93	NM	57.56%	10.96%	57.56%	NM

		Dividends(4)			Financial Characteristics(6)
		Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution									ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$0.21	1.64%	29.59%	$2,701	11.64%	10.94%	3.73%	0.05%	1.43%	-0.02%	1.21%
Converted Last 3 Months (no MHC)		$0.05	0.46%	48.00%	$637	13.78%	13.78%	3.71%	-0.61%	2.49%	-0.64%	2.28%
Converted Last 3 Months (no MHC)
ALLB	Alliance Bancorp, Inc. of PA	$0.12	1.11%	NM	$469	17.40%	17.40%	4.11%	0.12%	1.38%	0.12%	1.38%
ANCB	Anchor Bancorp, Inc. of WA	$0.00	0.00%	NM	$544	12.10%	12.10%	NA	-0.11%	NM	-0.11%	NM
ACFC	Atlantic Coast Fin. Corp. of GA	$0.00	0.00%	NM	$907	7.10%	7.10%	5.72%	-2.03%	NM	-2.65%	NM
SIFI	SI Financial Group, Inc. of CT	$0.12	1.21%	48.00%	$936	13.30%	13.30%	1.24%	0.28%	3.60%	0.25%	3.17%
WBKC	Wolverine Bancorp, Inc. of MI	$0.00	0.00%	NM	$328	19.00%	19.00%	3.75%	-1.33%	NM	-0.82%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright© 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

speculation that may influence Home Federal’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Home Federal’s stock would tend to be less compared to the stocks of the Peer Group companies.

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Association’s management team appears to have experience and expertise in all of the key areas of the Association’s operations. Exhibit IV-5 provides summary resumes of the Association’s Board of Directors and senior management. The Board and senior management have been effective in implementing an operating strategy that can be well managed by the Association’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Home Federal will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Association’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4

Valuation Adjustments

Home Federal Savings and Loan Association

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Association’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Association’s prospectus for the effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Association’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Association; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Association will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of April 1, 2011, the pro forma market value of the Association’s full conversion offering equaled $24,000,000 at the midpoint, equal to 2,400,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Association’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In attempting to apply this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association reported net income of $2,271,000 for the 12 months ended December 31, 2010. Home Federal’s income statement for the latest fiscal year also included a number of non-operating income or expense items, such as gains on the sale of loans ($286,000), losses on the sale of REO ($107,000) and gains on the sale of MBS ($2,269,000).

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

As shown below, on a tax affected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $686,000 for the 12 months ended December 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

Table 4.5

Derivation of Core Earnings

Home Federal Savings and Loan Association

Amount
($000)
Net income (loss)	$2,271
Less: Gain on sale of MBS (1)	(1,498)
Less: Gain on sale of Loans (1)	(189)
Addback: Loss on Sale of REO (1)	71

Core earnings estimate	$655

(1)	Tax effected at 34.0%.

Based on the Association’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Association’s pro forma reported and core P/E multiples at the $24.0 million midpoint value equaled 10.84 times and 40.08 times, respectively, which provided for a discount of 43.57% and a premium of 72.39% relative to the Peer Group’s average reported and core P/E multiples of 19.21 times and 23.25 times, respectively (see Table 4.6). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.53 times and 20.43 times, respectively, the Association’s pro forma reported and core P/E multiples at the midpoint value indicated a discount of 13.49% and a premium of 96.18%, respectively. At the top of the super range, the Association’s reported and core P/E multiples equaled 14.42 times and 54.22 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected a discount of 24.93% and a premium of 133.20%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 15.08% and 165.39%, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Association’s pro forma market value by applying a valuation P/B ratio, as

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Table 4.6

Public Market Pricing

Home FS&LA of Ashland, KY and the Comparables

As of April 1, 2011

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value			Pricing Ratios(3)
						P/E	P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
Home FS&LA of Ashland, KY
Superrange		$10.00	$31.74	$0.18	$16.86	14.42x	59.31%	10.11%	59.31%	54.22x
Maximum		$10.00	$27.60	$0.21	18.10	12.50x	55.25%	8.89%	55.25%	46.58x
Midpoint		$10.00	$24.00	$0.25	19.52	10.84x	51.23%	7.81%	51.23%	40.08x
Minimum		$10.00	$20.40	$0.30	21.44	9.19x	46.64%	6.71%	46.64%	33.71x
All Non-MHC Public Companies(7)
Averages		$11.82	$352.23	($0.07)	$14.18	17.86x	81.90%	9.84%	90.21%	18.63x
Medians		$12.51	$65.63	$0.37	$13.55	17.29x	82.27%	9.32%	86.69%	17.65x
All Non-MHC State of KY(7)
Averages		$9.20	$67.48	$0.38	$12.73	12.27x	72.27%	6.23%	72.90%	24.21x
Medians		$9.20	$67.48	$0.38	$12.73	12.27x	72.27%	6.23%	72.90%	24.21x
Comparable Group Averages
Averages		$12.75	$33.44	$0.52	$16.52	19.21x	77.63%	10.40%	78.09%	23.25x
Medians		$14.06	$24.65	$0.50	$16.99	12.53x	81.80%	7.36%	81.92%	20.43x
Peer Group
AFCB	Athens Bancshares, Inc. of TN	$13.55	$33.54	$0.37	$20.03	39.85x	67.65%	12.06%	68.23%	36.62x
FFDF	FFD Financial Corp. of Dover OH	$15.00	$15.18	$0.85	$18.34	11.28x	81.79%	7.26%	81.79%	17.65x
FABK	First Advantage Bancorp of TN	$13.82	$56.77	$0.20	$16.24	33.71x	85.10%	16.44%	85.10%	NM
LSBI	LSB Fin. Corp. of Lafayette IN	$15.29	$23.76	$0.93	$22.89	11.24x	66.80%	6.39%	66.80%	16.44x
LABC	Louisiana Bancorp, Inc. of LA	$15.00	$54.62	$0.61	$16.56	21.43x	90.58%	17.02%	90.58%	24.59x
MFLR	Mayflower Bancorp, Inc. of MA	$8.82	$18.35	$0.38	$10.04	13.57x	87.85%	7.47%	87.85%	23.21x
OBAF	OBA Financial Serv. Inc. of MD	$14.49	$67.07	$0.10	$17.41	NM	83.23%	18.94%	83.23%	NM
RIVR	River Valley Bancorp of IN	$14.30	$21.65	$0.83	$17.48	11.09x	81.81%	5.60%	82.04%	17.23x
WVFC	WVS Financial Corp. of PA	$8.72	$17.95	$0.23	$13.56	NM	64.31%	6.58%	64.31%	37.91x
WAYN	Wayne Savings Bncshrs of OH	$8.50	$25.53	$0.69	$12.65	11.49x	67.19%	6.24%	71.01%	12.32x

		Dividends(4)			Financial Characteristics(6)
		Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang. Eq./ Assets	NPAs/ Assets	Reported		Core
									ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Home FS&LA of Ashland, KY
Superrange		$0.00	0.00%	0.00%	$314	17.05%	17.05%	0.58%	0.70%	4.11%	0.19%	1.09%
Maximum		$0.00	0.00%	0.00%	310	16.09%	16.09%	0.59%	0.71%	4.42%	0.19%	1.19%
Midpoint		$0.00	0.00%	0.00%	307	15.24%	15.24%	0.60%	0.72%	4.73%	0.19%	1.28%
Minimum		$0.00	0.00%	0.00%	304	14.38%	14.38%	0.60%	0.73%	5.08%	0.20%	1.38%
All Non-MHC Public Companies(7)
Averages		$0.22	1.60%	30.31%	$2,903	11.49%	10.81%	3.60%	0.00%	1.23%	-0.07%	1.10%
Medians		$0.17	1.16%	0.00%	$912	10.55%	9.76%	2.47%	0.38%	3.57%	0.30%	3.19%
All Non-MHC State of KY(7)
Averages		$0.32	3.48%	42.67%	$1,083	10.29%	10.57%	2.10%	0.51%	5.43%	0.26%	2.75%
Medians		$0.32	3.48%	42.67%	$1,083	10.29%	10.57%	2.10%	0.51%	5.43%	0.26%	2.75%
Comparable Group Averages
Averages		$0.26	2.07%	36.65%	$319	13.33%	13.27%	2.24%	0.44%	4.10%	0.35%	3.10%
Medians		$0.20	1.66%	42.85%	$333	9.90%	9.90%	1.29%	0.52%	4.86%	0.32%	3.56%
Peer Group
AFCB	Athens Bancshares, Inc. of TN	$0.20	1.48%	58.82%	$278	17.83%	17.71%	3.02%	0.30%	1.86%	0.33%	2.03%
FFDF	FFD Financial Corp. of Dover OH	$0.68	4.53%	51.13%	$209	8.87%	8.87%	1.48%	0.66%	7.36%	0.42%	4.71%
FABK	First Advantage Bancorp of TN	$0.20	1.45%	48.78%	$345	19.32%	19.32%	0.95%	0.49%	2.47%	0.24%	1.20%
LSBI	LSB Fin. Corp. of Lafayette IN	$0.00	0.00%	0.00%	$372	9.57%	9.57%	5.18%	0.56%	6.10%	0.38%	4.17%
LABC	Louisiana Bancorp, Inc. of LA	$0.00	0.00%	0.00%	$321	18.79%	18.79%	0.81%	0.78%	3.81%	0.68%	3.32%
MFLR	Mayflower Bancorp, Inc. of MA	$0.24	2.72%	36.92%	$246	8.51%	8.51%	NA	0.54%	6.51%	0.32%	3.80%
OBAF	OBA Financial Serv. Inc. of MD	$0.00	0.00%	NM	$354	22.75%	22.75%	1.09%	-0.08%	-0.45%	0.12%	0.64%
RIVR	River Valley Bancorp of IN	$0.84	5.87%	65.12%	$387	8.14%	8.12%	4.53%	0.50%	6.18%	0.32%	3.98%
WVFC	WVS Financial Corp. of PA	$0.16	1.83%	NM	$273	10.22%	10.22%	0.88%	0.10%	1.22%	0.14%	1.65%
WAYN	Wayne Savings Bncshrs of OH	$0.24	2.82%	32.43%	$410	9.28%	8.82%	NA	0.55%	5.90%	0.51%	5.50%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright© 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

derived from the Peer Group’s P/B ratio, to the Association’s pro forma book value. Based on the $24.0 million midpoint valuation, the Association’s pro forma P/B and P/TB ratios both equaled 51.23% (see Table 4.6). In comparison to the average P/B and P/TB ratios for the Peer Group of 77.63% and 78.09%, the Association’s ratios reflected a discount of 34.01% on a P/B basis and a discount of 34.40% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 81.80% and 81.92%, respectively, the Association’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 37.37% on a P/B basis and 37.46% on a P/TB basis. At the top of the super range, the Association’s P/B and P/TB ratios both equaled 59.31%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the super range reflected discounts of 23.60% and 24.05%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the super range reflect discounts of 27.49% and 27.60%, respectively. RP Financial considered the resulting premiums or discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Association’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $24.0 million midpoint of the valuation range, the Association’s value equaled 7.81% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.40%, which implies a discount of 24.90% has been applied to the Association’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.36%, the Association’s pro forma P/A ratio at the midpoint value reflects a premium of 6.11%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, there have been three recently completed standard conversion offerings, Fraternity Community Bancorp of MD, Anchor Bancorp of WA, and Wolverine Bancorp of MI. In comparison to the

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

average closing pro forma P/TB ratio of these offerings, 44.4%, the Association’s P/TB ratio of 51.23% at the midpoint value reflects an implied premium of 15.4%. At the top of the superrange, the Association’s P/TB ratio of 59.31% reflects an implied premium of 33.6% relative to the average closing pro forma P/TB ratio. The two recent standard conversions that are traded on NASDAQ reported an average P/TB ratio, based on closing stock prices as of April 1, 2011, of equaled 49.52%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of April 1, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, equaled $24,000,000 at the midpoint, equal to 2,400,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $20,400,000 and a maximum value of $27,600,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,040,000 at the minimum and 2,760,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $31,740,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,174,000. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8.